Exhibit 10.1

EXECUTION VERSION

EQUITY PURCHASE AGREEMENT

by and among

COEO SOLUTIONS, LLC,

NETWOLVES NETWORK SERVICES LLC,

VASOTECHNOLOGY, INC.

and

VASO CORPORATION

Dated as of

July 31, 2026

i

ARTICLE V INDEMNIFICATION		33
5.1.	Survival of Representations and Warranties	33
5.2.	General Indemnification	33
5.3.	Limitations on Indemnification	34
5.4.	Manner of Payment	35
5.5.	Third Party Claims	35
5.6.	Direct Claims	37
5.7.	Final Purchase Price Adjustment	37
5.8.	Waiver	37
5.9.	Exclusive Remedies	37
5.10.	Release of Escrow Funds	38

ARTICLE VI COVENANTS AND AGREEMENTS		38
6.1.	Tax Matters	38
6.2.	Restrictive Covenants	40
6.3.	Use of Names	42
6.4.	Further Assurances	42
6.5.	Release	43
6.6.	Minimum Cash Amount	43
6.7.	Wrong Pockets	43
6.8.	D&O Tail Policy	43
6.10.	Terminated Employees	44
6.11.	WARN Act	45

ARTICLE VII DEFINITIONS		45

ARTICLE VIII MISCELLANEOUS		62
8.1.	Fees and Expenses	62
8.2.	Press Release and Announcements	62
8.3.	Specific Performance	62
8.4.	Consent to Amendments; Waivers	62
8.5.	Successors and Assigns	63
8.6.	Severability	63
8.7.	Counterparts	63
8.8.	Descriptive Headings; Interpretation	63
8.9.	Entire Agreement	63
8.10.	No Third Party Beneficiaries	63
8.11.	Schedules and Exhibits	64
8.12.	Governing Law; Consent to Jurisdiction	64
8.13.	Waiver of Jury Trial	64
8.14.	Notices	65
8.15.	No Strict Construction	65
8.16.	Non-Recourse	65

EXHIBITS

Exhibit A	–	Preliminary Closing Statement
Exhibit B	–	Accounting Principles
Exhibit C	–	Illustrative Net Working Capital

SCHEDULES

Schedule 1.3(a)(iii)	Closing Indebtedness
Schedule 1.3(a)(iv)	Termination of Certain Agreements
Schedule 6.1(a)	Allocation Methodology

Disclosure Schedule

ii

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of July 31, 2026, is entered into by and among COEO Solutions, LLC, an Illinois limited liability company (“Buyer”), NetWolves Network Services LLC, a Florida limited liability company (the “Company”), VasoTechnology, Inc., a Delaware corporation (“VasoTech”) and Vaso Corporation, a Delaware corporation (“Vaso Parent”, and together with VasoTech, collectively, the “Seller”). The Company, the Seller and Buyer are sometimes individually referred to herein as a “Party” and, collectively, as the “Parties”. Capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in ARTICLE VII.

WHEREAS, the Seller owns beneficially and of record all of the issued and outstanding membership interests of the Company (the “Company Interests”);

WHEREAS, the Company is engaged in the business of designing or delivering multi-network or multi-technology solutions as a managed network provider or single-source solution, including design, network redundancy, application device management, real-time network monitoring, reporting or support systems as a comprehensive solution (the “Business”); provided that the term “Business” shall not include, and no rights, properties, assets or operations related to the following shall be, directly or indirectly, transferred to or assumed by the Buyer or the Company in connection with the transactions contemplated by this Agreement: all business other than designing or delivering multi-network or multi-technology solutions as a managed network provider or single-source solution, including design, network redundancy, application device management, real-time network monitoring, reporting or support systems as a comprehensive solution (the “Retained Business”);

WHEREAS, on the terms set forth in this Agreement, Buyer desires to purchase from the Seller, and the Seller desires to sell to Buyer, all of the Company Interests in consideration for the payment of the Purchase Price.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings contained herein and intending to be legally bound, the Parties hereto hereby agree as follows:

ARTICLE I
Purchase and Sale of the Company Interests; Closing

1.1. Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from the Seller, all of the Company Interests, free and clear of all Liens (other than restrictions on transfer under applicable securities Laws), and, in exchange, Buyer shall pay the Purchase Price (in accordance with, and as adjusted pursuant to, Section 1.4).

1.2. The Closing. The consummation of the transactions contemplated by this Agreement (collectively, the “Closing”) shall take place remotely through the electronic exchange of signatures on the date hereof immediately following the execution and delivery of this Agreement by each of the Parties hereto, or at such other place or on such other date as is mutually agreed in writing among Buyer and the Seller. The date and time of the Closing are referred to as the “Closing Date”.

1.3. Deliveries at the Closing.

(a) Deliveries by the Seller and the Company. At or prior to the Closing, the Seller and the Company shall have delivered or caused to be delivered to Buyer the following:

(i) Good Standing Certificates. A good standing certificate (or similar equivalent in any jurisdiction) with respect to the Company from Florida, and each state or jurisdiction where it is qualified to conduct business, dated within fifteen (15) days prior to the Closing Date;

(ii) Resignations. Duly executed resignations of the directors and officers of the Company (in each case, in a form reasonably satisfactory to Buyer);

(iii) UCC-3’s; Payoff Letters; Releases. Duly executed payoff letters in respect of the Closing Indebtedness set forth on Schedule 1.3(a)(iii), that (A) provide for the payment in full of the total amount of such Closing Indebtedness due to such holder(s) as of the Closing (including accrued interest thereon, if any, and any termination fees, prepayment fees, breakage costs, premiums, make whole payments or penalties or other amounts due as a result of the consummation of the Transactions) and (B) provide for the release of any Liens and any guarantee obligations related to such Closing Indebtedness, together with UCC-3 termination statements and other terminations, pay-offs or releases that Buyer may reasonably request or that are otherwise required to evidence the satisfaction of such Closing Indebtedness and the release of associated Liens (or, at Buyer’s option, assignments of the relevant Liens) contemplated thereby upon the payment in full of such outstanding Closing Indebtedness, in each case, in form and substance reasonably satisfactory to Buyer;

(iv) Termination of Certain Agreements. Evidence of the termination of the agreements set forth on Schedule 1.3(a)(iv) with no Liability to Buyer or its Affiliates or the Company;

(v) Tax Withholding Forms. A duly executed IRS Form W-9 from the Seller;

(vi) Secretary’s Certificate. A certificate duly executed by a duly authorized officer of the Company certifying that attached thereto are true, complete and correct copies of the resolutions of the governing body of the Company authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which Seller or Company is a Party and the transactions contemplated by this Agreement, which resolutions have not been modified, rescinded or revoked;

(vii) Benefit Plan Termination. Evidence (reasonably satisfactory to Buyer) of (A) the termination of the Company’s participation in each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, effective no later than the Business Day prior to the Closing Date (the “401(k) Plan Participation Cessation Date”) and (B) the termination of the Company’s participation in each Company Benefit Plan providing medical, dental, and vision benefits, effective as of the end of the day on the Closing Date (the “Health Plan Participation Cessation Date”), in each case, including executed written resolutions (or other written action) duly adopted by the plan sponsor of such Company Benefit Plan (or other authorized individual(s)) and the Company requiring: (i) the cessation of the Company’s participation as a participating employer in each such Company Benefit Plan; (ii) the cessation of all employee and employer contributions relating to employees of the Company who are participants in each such Company Benefit Plan (“Company Participants”), effective as of the 401(k) Plan Participation Cessation Date or the Health Plan Participation Cessation Date, as applicable, except such contributions required by Law or relating to all periods of service prior to the 401(k) Plan Participation Cessation Date for which compensation to participants has been paid on or prior to the 401(k) Plan Participation Cessation Date, including such contributions that would have been made on behalf of such Company Participants had the termination not occurred (regardless of any service or end-of-year employment requirements) but prorated for the portion of the plan year that ends on the 401(k) Plan Participation Cessation Date; and (iii) fully vesting all Company Participants under each such Company Benefit Plan;

(viii) Assignment of Company Interests. Good and valid title to all of the Company Interests, free and clear of all Liens, together with duly executed instruments evidencing the assignment of the Company Interests;

(ix) Consulting Agreements. Duly executed copies of the Consulting Agreements;

(x) Escrow Agreement. The Escrow Agreement duly executed by the Seller;

(xi) D&O Tail Policy. A true and complete copy of the D&O Tail Policy; and

(xii) Restrictive Covenant Agreement. Duly executed copy of that certain Restrictive Covenant Agreement, by and between the Company and Peter Castle, dated as of the date hereof.

(xiii) Other Deliveries. Any other such documents, certificates or instruments as Buyer may reasonably request or as are reasonably necessary in order to vest in Buyer good and valid title to the Company Interests.

(b) Deliveries by Buyer. At or prior to the Closing, Buyer shall have delivered or caused to be delivered the following:

(i) Estimated Purchase Price. The payment of the Estimated Purchase Price in accordance with the provisions set forth in Section 1.4;

(ii) Escrow Agreement. The Escrow Agreement duly executed by Buyer;

(iii) Consulting Agreements. Duly executed copies of the Consulting Agreements;

(iv) Good Standing Certificate. A good standing certificate (or similar equivalent) with respect to Buyer from Illinois, dated within fifteen (15) days prior to the Closing Date;

(v) Secretary’s Certificate. A certificate duly executed by a duly authorized officer of Buyer certifying that attached thereto are true, complete and correct copies of the resolutions of the governing body of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the transactions contemplated by this Agreement, which resolutions have not been modified, rescinded or revoked; and

(vi) Other Deliverables. Any other such documents, certificates or instruments as Seller may reasonably request, or are reasonably necessary or appropriate, in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

1.4. Purchase Price.

(a) Estimated Purchase Price. Attached hereto as Exhibit A (the “Preliminary Closing Statement”) is the Seller’s good faith calculation and estimate, determined in accordance with the Accounting Principles and the definitions set forth in this Agreement, of each of (i) the Net Working Capital Adjustment, (ii) the Closing Cash, (iii) the amount of Closing Indebtedness, (iv) the amount of Unpaid Seller Expenses and (v) based on the amounts set forth in clauses (i) through (iv), the resultant Purchase Price. The Purchase Price set forth on the Preliminary Closing Statement is referred to herein as the “Estimated Purchase Price”.

(b) Closing Payment. At the Closing, Buyer shall pay, or shall cause to be paid, in cash by wire transfer of immediately available funds, the following payments (including by utilizing cash on the Company’s balance sheet) (the “Closing Date Payments”):

(i) an aggregate amount equal to the Closing Indebtedness that is to be paid at the Closing as set forth in the Preliminary Closing Statement to the Persons set forth in the payoff letters delivered pursuant to Section 1.3(a)(iii) with respect to such Indebtedness;

(ii) an aggregate amount equal to the Unpaid Seller Expenses as set forth in the Preliminary Closing Statement, other than the Unpaid Seller Expenses owed to current or former employees of the Company (all Unpaid Seller Expenses owed to such Persons, the “Unpaid Employee Seller Expenses”), to the applicable Persons owed such Unpaid Seller Expenses as set forth in the Preliminary Closing Statement; provided, that Buyer shall cause the Company to pay an aggregate amount equal to the Unpaid Employee Seller Expenses to the applicable current and former employees (in accordance with the Company’s customary payroll practices), subject to any withholding obligations required by Law, promptly following the Closing (and in no event later than the next regular payroll period in which they can be reasonably processed, or, if such payroll period occurs within five (5) Business Days of the Closing, the subsequent regular payroll period following the Closing);

(iii) an amount equal to the Purchase Price Adjustment Escrow Amount, the General Indemnity Escrow Amount and the Regulatory Indemnity Escrow Amount to the Escrow Agent for deposit into separate escrow accounts (respectively, the “Purchase Price Adjustment Escrow Account”, the “General Indemnity Escrow Account” and the “Regulatory Indemnity Escrow Account”), in each case, to be held by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement; and

(iv) an aggregate amount equal to the Estimated Purchase Price, minus the Purchase Price Adjustment Escrow Amount, minus the General Indemnity Escrow Amount, minus the Regulatory Indemnity Escrow Amount, to the Seller, to the account designated in writing by the Seller to Buyer.

(c) Determination of Final Purchase Price.

(i) Within ninety (90) days after the Closing Date, Buyer shall deliver (or cause to be delivered) to the Seller a closing statement (the “Closing Statement”) setting forth its calculation of the Purchase Price, determined in accordance with Accounting Principles and the definitions set forth in this Agreement, and Buyer’s determination of (A) the Net Working Capital Adjustment, (B) the amount of Closing Cash, (C) the amount of Closing Indebtedness, and (D) the amount of Unpaid Seller Expenses. For purposes of preparing the Closing Statement and determining the Final Purchase Price, the Accounting Principles shall be applied consistently with those used to calculate Target Working Capital, and no item shall be reclassified among Closing Net Working Capital, Closing Cash, Closing Indebtedness and Unpaid Seller Expenses. During the thirty (30) days immediately following the Seller’s receipt of the Closing Statement, at the Seller’s request with reasonable advance notice (which shall in any event be deemed satisfied with at least forty-eight (48) hours’ advance notice), the Company will provide the Seller and its representatives reasonable access during normal business hours to the books and records of the Company to the extent used in the preparation of, and reasonably necessary for the Seller’s review of the items set forth in the Closing Statement; provided, that, the Company shall not be required to provide such access or disclose any information to the Seller if doing so would be reasonably expected to (1) result in a waiver of attorney-client privilege, work product doctrine or similar privilege (provided that the Company shall use commercially reasonable efforts to provide alternative, non-privileged information), (2) violate any Contract to which the Company is a party (provided that the Company shall use commercially reasonable efforts to obtain a waiver or consent), or (3) violate any Law to which the Company is subject. The Company shall also provide Seller and its representatives reasonable cooperation in connection with such review.

(ii) The Closing Statement shall become final and binding upon the Parties on the thirtieth (30th) day following receipt thereof by the Seller unless the Seller delivers written notice of its disagreement (a “Notice of Disagreement”) to Buyer prior to such date. The Notice of Disagreement must specify in reasonable detail the nature and amount of any disagreement so asserted (the “Disputed Items”), which shall be limited to disagreements based on the existence of mathematical errors or the determination of the amounts of Closing Net Working Capital, Closing Cash, Unpaid Seller Expenses or Closing Indebtedness not being determined in accordance with the applicable definitions and the Accounting Principles. If a timely and valid Notice of Disagreement is received by Buyer, then during the thirty (30) days immediately following the delivery of a Notice of Disagreement, Buyer and the Seller shall seek in good faith to resolve in writing any differences which they may have with respect to any Disputed Item; provided, that, for purposes of clarity, any items set forth in the Closing Statement that are not Disputed Items shall become final and binding upon the Parties on the thirtieth (30th) day following the Seller’s receipt of the Closing Statement. During such period, Buyer shall have reasonable access to the working papers of the Seller used in connection with the Seller’s preparation of the Notice of Disagreement, solely to the extent reasonably necessary to evaluate the Disputed Items; provided, that such access shall not include any information or materials subject to attorney-client privilege, work product doctrine or other legal privilege, or any internal analyses or communications prepared in connection with the negotiation or resolution of the Disputed Items, and Seller shall not be required to disclose any information to the extent such disclosure would violate applicable Law or any confidentiality obligations to third parties. Any Disputed Items that are resolved during such thirty (30) day period shall be agreed to in writing, and such items shall be final and binding upon the Parties. If, at the end of such thirty (30) day period, any Disputed Item specified in the Notice of Disagreement has not been resolved by the Seller and Buyer, the Seller and Buyer shall submit to WithumSmith + Brown, PC, or if unable to be engaged, a similar nationally recognized auditor mutually agreed upon between Buyer and the Seller, which is independent of Buyer, Seller and their respective Affiliates (the “Independent Auditor”) for review and resolution, all such Disputed Items that remain unresolved (including such Party’s proposed resolution thereof) (each such Disputed Item, a “Remaining Dispute Item”). The Independent Auditor shall (A) be instructed to act as an expert and not as an arbitrator to resolve the Remaining Dispute Items, (B) have no ex parte communication with either Party to the dispute or its respective representative and (C) consider only whether the calculations of the Remaining Dispute Items were prepared in accordance with this Agreement and the Accounting Principles or whether there were mathematical errors in the calculations thereof in the Closing Statement. The Independent Auditor shall make a final determination of each Remaining Dispute Item based solely on (1) the definitions and other applicable provisions of this Agreement, (2) a single presentation submitted in writing to the Independent Auditor by each of Buyer and the Seller (with a copy provided to the other Party concurrently with such submission) within ten (10) Business Days after engagement of the Independent Auditor and (3) a single written response from each of Buyer and the Seller to the other Party’s presentation submitted within ten (10) Business Days after submission of the presentations (with a copy provided to the other Party concurrently with the submission to the Independent Auditor), and not by independent review. Buyer and the Seller shall cause the Independent Auditor (x) to be bound by the principles set forth in this Section 1.4(c), (y) to limit its review to the Remaining Dispute Items (and the Independent Auditor is not authorized or permitted to make any other determination), and (z) not to assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party, in each case, as set forth in the Closing Statement or the Notice of Disagreement, as applicable.

(iii) The Independent Auditor shall be retained and instructed to resolve such dispute promptly and, in any event, within thirty (30) days from the date the dispute is submitted to the Independent Auditor. The fees and expenses of the Independent Auditor acting under this Section 1.4(c) shall be borne proportionately by Buyer and the Seller on the basis of the discrepancy (in dollars) between such Party’s determination of the Disputed Items (in the aggregate) as presented to the Independent Auditor and the final and binding determination of the Disputed Items (in the aggregate) by the Independent Auditor. The determination of the Remaining Dispute Items by the Independent Auditor shall be final and binding on the Parties, absent fraud or manifest error. The Purchase Price, as calculated based on the Closing Net Working Capital, Closing Cash, Unpaid Seller Expenses and Closing Indebtedness, each as finally determined pursuant to this Section 1.4(c) shall be referred to herein as the “Final Purchase Price”.

(d) Adjustment to Estimated Purchase Price.

(i) If the Final Purchase Price is greater than or equal to the Estimated Purchase Price (the absolute value of such difference, if any, the “Underpayment Amount”), then within five (5) Business Days following the date that the Final Purchase Price is determined pursuant to Section 1.4(c), (A) Buyer and the Seller will deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to the Seller, all funds in the Purchase Price Adjustment Escrow Account, and (B) if the Underpayment Amount is greater than $0, Buyer shall pay to Seller such Underpayment Amount, by wire transfer of immediately available funds to the accounts designated in writing by Seller.

(ii) If the Final Purchase Price is less than the Estimated Purchase Price (the absolute value of such difference, the “Overpayment Amount”), then within five (5) Business Days following the date that the Final Purchase Price is determined pursuant to Section 1.4(c), (A) Buyer and the Seller shall deliver joint written instructions to Escrow Agent instructing the Escrow Agent to (1) disburse to Buyer an amount of funds from the Purchase Price Adjustment Escrow Account equal to the Overpayment Amount and (2) solely to the extent any funds remain in the Purchase Price Adjustment Escrow Account after giving effect to the disbursement of the Overpayment Amount, disburse to the Seller an amount of funds from the Purchase Price Adjustment Escrow Account equal to all such remaining funds, in each case, by wire transfer of immediately available funds to the accounts designated in writing by the Buyer and Seller, as applicable, and (B) if the Overpayment Amount exceeds the amount of all funds in the Purchase Price Adjustment Escrow Account, Seller shall pay to Buyer, an amount equal to such excess by wire transfer of immediately available funds to the accounts designated in writing by Buyer.

(iii) All payments made under this Section 1.4(d) to the Seller shall be treated by the Parties as an adjustment to the amounts treated as taxable consideration for all Tax purposes, except as otherwise required by applicable Law.

1.5. Tax Withholding. Notwithstanding anything herein to the contrary, Buyer and the Company and each of their respective Affiliates, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement such amounts as are required to be deducted and withheld under the Code, or any other applicable state, local or non-U.S. Law; provided, however, with respect to any payment made after the Closing Date, prior to deduction or withholding, Buyer shall notify Seller of any such withholding requirement as soon as reasonably practicable in advance of such deduction or withholding, and shall provide opportunity for Seller to provide forms or evidence that would exempt or reduce such amounts from withholding, and shall cooperate with Seller to reduce or eliminate the requirement to deduct or withhold Tax with respect to such payment under applicable Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate taxing authority by Buyer, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

1.6. Allocation of Consideration. At or prior to the Closing, the Seller shall have prepared and delivered to Buyer a schedule (the “Payment Schedule”) setting forth for each Person to whom any Closing Date Payment is payable on the Closing Date, the amount payable to such payee in accordance with this Agreement, copies of all payoff letters and any invoices relating to Unpaid Seller Expenses, along with the payment instructions for each such payee. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that upon causing, in good faith, all payments set forth in the Payment Schedule to be made by Buyer as set forth therein, Buyer and the Company shall each be deemed to have satisfied its payment obligations under this Agreement with respect to the Closing Date Payments, and shall have no further obligations to any other Person with respect to payment of the Closing Date Payments. The Parties further acknowledge and agree that (a) Buyer and the Company shall be entitled to rely in good faith, without independent investigation, on the accuracy of the Payment Schedule as prepared by the Seller, including the amount of the Closing Date Payments set forth in the Payment Schedule, and that all such amounts and allocations set forth therein are in accordance with the Organizational Documents of the Company, the payoff letters and the invoices relating to Unpaid Seller Expenses, without any obligation to investigate or verify the accuracy or correctness thereof, and (b) in no event shall Buyer, the Company or their respective Affiliates have any liability to Seller, any of its Affiliates or any other Person claiming entitlement to any Closing Date Payment arising solely from any inaccuracy, miscalculation, incorrect allocation, incorrect payee designation or incorrect payment instructions contained in the Payment Schedule, in each case to the extent the applicable Closing Date Payments were made in accordance with the Payment Schedule.

ARTICLE II
Representations and Warranties Regarding the Company

As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller represents and warrants to Buyer as follows in this ARTICLE II:

2.1. Organization and Qualification. The Company is duly organized, validly existing and in good standing under the Laws of Florida and has all requisite organizational power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction where the conduct or nature of its business, activities or operations as presently conducted requires such qualification or licensure, except where the failure to be so qualified, licensed or in good standing has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Company. The Company has made available to Buyer true and complete copies of the Company’s Organizational Documents as of the date hereof. The Company is not in violation of any material provision of its Organizational Documents.

2.2. Capitalization.

(a) Section 2.2(a) of the Company Disclosure Schedule sets forth a true and complete list of all Company Interests owned by VasoTech, including the number and type of such interests held by VasoTech, which constitutes all of the Equity Equivalents of the Company. Except for the Company Interests set forth on Section 2.2(a) of the Company Disclosure Schedule, there are no Equity Equivalents of the Company issued or outstanding and no Person other than the Seller holds or has any rights to any Company Interests. All of the issued and outstanding Company Interests (A) have been duly authorized, are validly issued, fully paid and nonassessable, (B) were issued in compliance, in all material respects, with all applicable Laws and the Company’s Organizational Documents and (C) were not issued in violation or breach of any right of rescission, right of first refusal or preemptive right.

(b) There are no declared or accrued but unpaid distributions with respect to the Company Interests. There are no outstanding or authorized rights, subscriptions, options, warrants, puts, calls, phantom interests, profit participation, equity appreciation rights, equity-based rights, redemption rights, repurchase rights, convertible, exercisable, or exchangeable securities or other agreements, arrangements or commitments of any character relating to the issued or unissued Equity Equivalents of the Company. The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the Seller on any matter.

(c) Upon consummation of the Transactions, Buyer shall own, free and clear of all Liens, except for restrictions on transfer under federal and state securities Laws, all Equity Equivalents of the Company, which such Equity Equivalents shall be validly issued, fully paid and non-assessable.

2.3. Subsidiaries; No Minority Investments.

(a) The Company does not currently have, and has not had at any time since Seller acquired ownership of the Company Interests, any Subsidiaries, and to the Knowledge of the Company, the Company did not hold any interest in any Subsidiary prior to Seller’s acquisition of the Company Interests.

(b) The Company does not own, directly or indirectly, any Equity Equivalent in, or any interest convertible into or exchangeable or exercisable for, any Equity Equivalent in any Person. The Company does not have any outstanding commitments or agreements obligating the Company to make an investment (in the form of a loan, capital contribution or other form of investment) in any Person.

2.4. Authority Relative to Transaction Documents. The Company has all requisite limited liability company power and authority, and has taken all limited liability company action necessary, to execute, deliver and perform this Agreement and each other Transaction Document to which it is or will be a party and to consummate the Transactions in accordance with the terms hereof and thereof. This Agreement and each other Transaction Document to which the Company is or will be a party have been or will be (upon their execution) duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement or such other Transaction Document by the other parties thereto, constitutes or will (upon its execution) constitute a valid, legal and binding agreement of it, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

2.5. Consents and Approvals; No Violations.

(a) Except as set forth on Section 2.5(a) or Section 2.25(e) of the Company Disclosure Schedule, no filing with or notice to, and no permit, authorization, registration, consent, clearance, confirmation, license or approval of, any Governmental Entity is required on the part of the Company for the execution, delivery or performance by the Company of this Agreement or any other Transaction Document to which it is or will be a party or the consummation by the Company of the Transactions.

(b)  Neither the execution, delivery, performance and compliance by the Company of this Agreement or any other Transaction Document to which it is or will be a party, nor the consummation by the Company of the Transactions will (with or without notice or lapse of time or both) (i) conflict with or violate any provision of any Organizational Documents of the Company, (ii) except as set forth on Section 2.5(b)(ii)(x) or Section 2.25(e) of the Company Disclosure Schedule, require the consent, notice, or other action by any Person under, conflict with, result in a breach, violation or infringement of, or constitute a default or give rise to the creation of any Lien (except for Permitted Liens), the right of any payment, termination, amendment, suspension, revocation, cancellation or acceleration, the loss of any right or the creation or increase of any obligation under, any of the terms, conditions or provisions of any Material Contract or Lease, or (iii) violate any Law or Order applicable to the Company or any of its properties or assets.

2.6. Financial Statements; Undisclosed Liabilities.

(a) Section 2.6(a) of the Company Disclosure Schedule contains (i) the unaudited, balance sheets of the Company as of and for the fiscal years ended December 31, 2025, December 31, 2024 and December 31, 2023 and the related unaudited statements of profit and loss and cash flows (or the equivalent) for the fiscal years then ended (such financial statements, the “Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Company as of May 31, 2026 (the “Latest Balance Sheet Date”), and the related consolidated statements of profit and loss and cash flows (or the equivalent thereof), for the five-month period ended thereon (the “Interim Financial Statements”).

(b) The Financial Statements and Interim Financial Statements have been prepared, in all material respects, in accordance with GAAP applied on a consistent basis throughout the periods involved, and present fairly, in all material respects, the financial position and the results of operations of the Company as of and for the periods to which they relate (except that such Financial Statements do not include (i) footnotes and other presentation items required by GAAP for audited financial statements, and (ii) in the case of the Interim Financial Statements, normal year-end adjustments, the effect or amount of which are not or would not, individually or in the aggregate, reasonably be expected to be material to the Company).

(c) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) their transactions are recorded as necessary to permit the preparation of Financial Statements and Interim Financial Statements in conformity with GAAP, (ii) the recorded accountability for assets is maintained at reasonable intervals and appropriate action taken with respect to any differences; and (iii) receipts and expenditures of the Company are being executed and made only in accordance with appropriate authorizations of management and the Company’s governing body.

(d) There are no liabilities, debts or obligations or commitments of any nature whatsoever of the Company, other than those (i) that are specifically reflected or reserved against on the face of the balance sheet of the Company as of December 31, 2025 included in the Financial Statements, (ii) that have been incurred in the Ordinary Course since the Latest Balance Sheet Date that would not, individually or in the aggregate, reasonably be expected to be material to the Company (and none of which, individually or in the aggregate, would reasonably be expected to result in a material liability arising out of or as a result of any breach of Contract, breach of warranty, tort, infringement or violation of Law or in connection with any Action) and (iii) that are set forth on Section 2.6(d) of the Company Disclosure Schedule.

(e) The books and records of the Company, all of which have been made available to Buyer, are accurate and complete in all material respects and have been prepared in the usual course of business in accordance with reasonable and customary record keeping practices and accurately reflect in all material respects the results of operation of the Company’s businesses.

(f) All accounts receivable reflected on the Interim Financial Statements or arising after the date of the Interim Financial Statements have arisen from bona fide transactions involving the sale of goods or the rendering of services in the Ordinary Course. To the Knowledge of the Company, there is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course, relating to the amount or validity of such accounts receivable.

(g) Section 2.6(g) of the Company Disclosure Schedule contains: (i) the quarterly and annual customer count of the Company as of the Latest Balance Sheet Date and for the fiscal years ended December 31, 2025 and December 31, 2024; and (ii) a schedule showing currently contracted revenue for the Company’s top 20 customers pursuant to the contract terms as of December 31, 2025 and the Latest Balance Sheet Date, in each case based on information reasonably available to and maintained by the Company in the Ordinary Course.  The Company does not track or maintain sales bookings data in the Ordinary Course.

(h) At the Closing, the Company has at least $400,000 of cash in its accounts, excluding all Restricted Cash (the “Minimum Cash Amount”). For the avoidance of doubt, the Minimum Cash Amount shall be included in Closing Cash and, accordingly, in the calculation of the Purchase Price pursuant to Section 1.4. At the Closing, the Company has cancelled all Company credit cards, corporate charge accounts or similar expense accounts provided or issued to, or used solely by, each Terminated Employee and paid in full all outstanding balances thereon.

2.7. Absence of Certain Changes or Events. Since December 31, 2025 (unless another date is noted under a subsection below), (x) there has occurred no fact, event or circumstance which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect, (y) the Company has conducted its business in the Ordinary Course and (z) except as set forth on Section 2.7 of the Company Disclosure Schedule, the Company has not:

(a) had a material change in its cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, payment of accounts payable, or accrual of Taxes and expenses;

(b) amended its Organizational Documents;

(c) (i) issued, sold, pledged or disposed of or agreed to issue, sell, pledge or dispose of any Equity Equivalents or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any Equity Equivalents or other securities, (ii) split, combined or reclassified any of the Equity Equivalents or other securities or (iii) declared or paid any dividends or distributions on or in respect of the Equity Equivalents or other securities or redeemed, purchased or acquired the Equity Equivalents or other securities;

(d) made any payment to any of its Affiliates or Related Parties, except for (i) payment of compensation for employment in accordance with the terms and conditions of such compensation for employment in effect as of the execution and delivery hereof to employees in the Ordinary Course in exchange for services actually provided and (ii) participation by employees, officers and directors in any Company Benefit Plan in effect as of the execution and delivery hereof;

(e) (i) created, assumed, incurred, guaranteed or otherwise become liable for any Indebtedness, except in the Ordinary Course, (ii) made any loans, advances or capital contributions to, or invest in, any other Person or (iii) imposed any Lien (other than any Permitted Lien) upon the properties, Equity Equivalents or other securities or assets, tangible or intangible;

(f) made any acquisition (including by merger, consolidation, or otherwise) of any assets, securities, properties, Equity Equivalents or businesses;

(g) sold, transferred, contributed, pledged, licensed, assigned, leased, disposed of, abandoned or encumbered any assets (including any Intellectual Property), property or businesses, other than sales or dispositions of de minimis or obsolete assets in the Ordinary Course;

(h) changed any method or policy of financial accounting or auditing practices, except as required by GAAP;

(i) except as required by applicable Law, adopted, entered into, commenced participation in, amended, modified, accelerated vesting, time of payment or funding under, withdrawn from, or terminated (i) any Company Benefit Plan (or any benefit or compensation plan, program, policy, agreement or arrangement that would be a Company Benefit Plan if in effect on the date hereof), (ii) any other contract or agreement (A) for the employment or engagement of any director, officer, employee or independent contractor on a full-time, part-time, consulting or other basis; (B) that provides for severance, deferred compensation, change in control, retention, stay or other similar bonuses or termination pay to any individual; or (C) that provides for equity-appreciation rights, equity-based performance units, “phantom” equity rights, options, profits interests, restricted stock, restricted stock units, or profit participation of any character, or (iii) made or granted any bonus or incentive, severance or termination pay, or increased any compensation payable to any former or current employee, director, officer, or individual service provider or group of former or current employees, directors, officers, or individual service providers;

(j) since the Latest Balance Sheet Date, incurred or committed to any unbudgeted capital expenditures outside the Ordinary Course;

(k) hired, engaged, terminated (other than for “cause”), furloughed or temporarily laid off any employee or independent contractor;

(l) (i) negotiated, modified, extended, terminated, or entered into any CBA or (ii) recognized or certified any labor union, labor organization, works council, or group of employees of the Company as the bargaining representative for any employees of the Company;

(m) independently and without regard to any actions taken or to be taken by Buyer or its Affiliates following the Closing, implemented any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that would reasonably be expected to implicate the WARN Act or any similar state law;

(n) waived or released any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

(o) settled or compromised, or agreed to settle or compromise, any Actions;

(p) accelerated, terminated, modified, canceled or amended any Material Contracts, outside the Ordinary Course;

(q) entered into a new line of business or abandoned or discontinued lines of business;

(r) allowed to fall into the public domain, abandoned or permitted to lapse any Company IP;

(s) disclosed any Trade Secrets to any Person except on terms requiring that Person to maintain the confidentiality of, and preserving all rights of the Company in, such Trade Secrets;

(t) suffered any extraordinary losses or waived any rights of material value (regardless of whether in the ordinary course of business) in excess of $25,000 in the aggregate; or

(u) entered into any Contract or other commitment to do any of the foregoing, or any act or omission that would result in any of the foregoing.

2.8. Actions; Litigation. Except as set forth on Section 2.8 of the Company Disclosure Schedule, (a) there is currently no, and in the last five (5) years there has not been, any Action pending or, to the Knowledge of the Company, threatened against or by the Company or any of its businesses, properties or assets, or any of the Company’s directors, managers, officers, employees, contractors or service providers (in each case, in their capacity as such), at law or in equity before any Governmental Entity, and (b) neither the Company nor any of its businesses, properties or assets is subject to any outstanding Order. To the Knowledge of the Company, there have been no matters, facts or circumstances concerning the Company or any of the Company’s directors, managers, officers, employees, agents, representatives, contractors or other individuals providing services to the Company (in each case, in their capacity as such), that would or would reasonably be expected to give rise to or provide the basis for any Action that could materially impact the Company or any of its respective businesses, reputation, properties or assets in any adverse manner.

2.9. Compliance with Laws; Permits.

(a) Except as set forth on Section 2.9(a) of the Company Disclosure Schedule, for the past five (5) years, (i) the Company has complied and is now complying in all material respects with all Laws (other than Communications Laws) applicable to it or its respective businesses, employees, properties and assets and (ii) the Company has not received any written or, to the Knowledge of the Company, oral notice from any Governmental Entity asserting any material violation by the Company of any applicable Law.

(b) Except for the Regulatory Authorizations, all Permits required for the Company to conduct its business as presently conducted, which are set forth on Section 2.9(b) of the Company Disclosure Schedule (the “Company Permits”), have been obtained by it and are valid and in full force and effect, and, to the Knowledge of the Company, there currently is no threatened suspension or cancellation thereof, except, in each case, as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Company. All fees and charges with respect to such Company Permits as of the execution and delivery hereof have been paid in full, and, to the Knowledge of the Company, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Company Permit, except, in each case, as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Company.

(c) Except as set forth on Section 2.9(c) of the Company Disclosure Schedule and except for routine examinations conducted by any Governmental Entity in the regular course of the businesses of the Company (none of which have resulted or would reasonably be expected to result in any material adverse findings with respect to the Company), within the past five (5) years, no Governmental Entity has provided notice to the Company in writing or, to the Knowledge of the Company, orally of, or initiated, any investigation into the businesses or operations of the Company. To the Knowledge of the Company, there is no material deficiency, violation or exception claimed or asserted in writing by any Governmental Entity with respect to any examination of the Company that has not been resolved, except for a deficiency, violation or exception that would not, individually or in the aggregate, reasonably be expected to be material to the Company. The Company has made available to Buyer complete and correct copies of all (i) material investigation, examination, audit or inspection reports or other written findings provided by any Governmental Entity in respect of the Company, (ii) material written responses to any such reports made by the Company to any Governmental Entity and (iii) other material correspondence with any Governmental Entity relating to any investigation, examination, audit or inspection of the Company by any Governmental Entity, in the case of each of clause (i), (ii) and (iii), received or sent in the past five (5) years through the date hereof.

2.10. Customers and Vendors.

(a) Section 2.10(a) of the Company Disclosure Schedule sets forth: a true and complete list of (i) the top 20 customers of the Company, by dollar amount of amounts billed by the Company, during the 2025 calendar year and for the 2026 calendar year through the Latest Balance Sheet Date (each, a “Material Customer”), (ii) the top 20 vendors of the Company, by dollar amount of payments made by the Company, during the 2025 calendar year and for the 2026 calendar year through the Latest Balance Sheet Date (each, a “Material Vendor”), and (iii) the top 20 agents, in each case, by dollar amount of commissions paid by the Company, during the 2025 calendar year and for the 2026 calendar year through the Latest Balance Sheet Date (each, a “Material Agent”).

(b) Except as set forth on Section 2.10(b) of the Company Disclosure Schedule, as of the date hereof, and as of immediately prior to the Closing, there are no Contracts or arrangements pursuant to which the Company has undertaken or agreed to cap, waive, offset, reimburse or otherwise reduce the fees or charges payable by or with respect to any of the Material Customers, Material Vendors or Material Agents. There are no pending notices that were provided to the Company in writing or, to the Knowledge of the Company, orally pursuant to which a Material Customer, Material Vendor or Material Agent has expressed an intention to the Company to terminate, not to renew, materially reduce or temporarily pause its business with the Company.

(c) No Material Customer, Material Vendor or Material Agent has provided notice to the Company in writing or, to the Knowledge of the Company, orally of a disagreement with the Company that, individually or in the aggregate, has been or would reasonably be expected to be material to the Company.

2.11. Employee Benefits Matters.

(a) Section 2.11(a) of the Company Disclosure Schedule sets forth a complete and correct list of each Company Benefit Plan and specifically designates each Company Benefit Plan which is sponsored or maintained by the Company (rather than Seller or one of its other Affiliates) or that covers only employees of the Company (and not active employees of Seller or one of its other Affiliates). With respect to each Company Benefit Plan, the Company has made available to Buyer true and correct copies (if applicable) of: (i) each plan document currently in effect (and all amendments thereto); (ii) the most recent summary plan description (and all summaries of material modifications thereto); (iii) the most recent determination, opinion or advisory letter received from the IRS with respect to each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code; (iv) the most recent Form 5500 annual report (with all schedules and attachments thereto); and (v) any non-routine correspondence with any Governmental Entity related to a Company Benefit Plan within six (6) years prior to the date hereof.

(b) No Company Benefit Plan is, and the Company does not sponsor, maintain, participate in, contribute to, nor does it have any obligation to contribute to, or have any Liability or obligation (including on account of any ERISA Affiliate) under or with respect to: (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan that is or was subject to Title IV or Section 302 of ERISA or Section 412 or 430 of the Code; (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code); (iv) a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA); (v) a plan, program, agreement or arrangement that is, or constitutes in any part, a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code); or (vi) any benefit or compensation plan, program, agreement, or arrangement that is subject to the applicable Law of a jurisdiction other than the United States (whether or not United States Law also applies) or primarily for the benefit of employees, directors, consultants or individual independent contractors of the Company who reside or work primarily outside of the United States. The Company does not have, nor is it reasonably expected to have, any Liability or obligation: (x) under Title IV of ERISA; or (y) on account of at any time being considered a single employer under Section 414 of the Code with any other Person.

(c) Each Company Benefit Plan (and each related trust, insurance Contract, or fund) has been established, maintained, funded, operated and administered in all material respects in accordance with its terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code, and nothing has occurred and no condition exists with respect to any Company Benefit Plan that would reasonably be expected to result in a material Tax or penalty. There are no Actions or claims pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened, with respect to any Company Benefit Plan or the assets of any Company Benefit Plan. Each Company Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a current favorable determination letter from the Internal Revenue Service or may rely upon a current opinion or advisory letter from the Internal Revenue Service, and nothing has occurred that would reasonably be expected to adversely affect the qualification of such Company Benefit Plan. No Company Benefit Plan is under audit, examination or investigation by any Governmental Entity. With respect to each Company Benefit Plan, all contributions (including all employer contributions and employee salary reduction contributions), distributions, reimbursements and premium payments that are due have been timely made in accordance with the terms of the Company Benefit Plan and in compliance with the requirements of all applicable Laws, and all contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued. There has been no non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan that individually or in the aggregate would reasonably be expected to subject the Company to a material Tax or Liability.

(d) No Company Benefit Plan provides, and the Company does not have any current or potential obligation to provide, or to pay for or subsidize any amount of, post-employment, post-ownership, or post-termination health, life or other welfare benefits to any Person other than (including for a longer period than) as required by COBRA and for which the covered Person pays the full cost of coverage. The Company and each ERISA Affiliate has complied and is in compliance with COBRA in all material respects. The Company has not incurred (whether or not assessed), nor is it reasonably expected to incur or to be subject to, any Tax or penalty under Section 4980B, 4980D or 4980H of the Code.

(e) Except as set forth on Section 2.11(e) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could (whether alone or in conjunction with another event, including a termination of employment), directly or indirectly: (i) result in any payment (whether in cash, property or the vesting of property) becoming due or payable, or required to be provided, to any current or former employee, officer, director, independent contractor or other individual service provider; (ii) accelerate the time of payment, funding or vesting of, any compensation, equity award or other benefits, result in the forgiveness of any employee or service provider loan, or increase the amount or value of any benefit or compensation otherwise payable or required to be provided, whether under any Company Benefit Plan or otherwise; (iii) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Company Benefit Plan; (iv) result in the forfeiture of compensation or benefits under any Company Benefit Plan; or (v) result in an “excess parachute payment” within the meaning of Section 280G(b) of the Code or give rise to the payment of any amount that would not be deductible by the Company by reason of Section 280G of the Code.

(f) The Company does not have any actual or potential obligation to indemnify, reimburse, or gross-up any Person for any Taxes or interest or penalties that may be imposed, incurred, or accelerated, including under Section 409A or 4999 of the Code.

(g) With respect to any Company Benefit Plan or other benefit or compensation plan, program, agreement, or arrangement that is subject to the applicable Law of a jurisdiction other than the United States (whether or not United States Law also applies) or for the benefit of employees, directors, consultants or individual independent contractors of the Company who reside or work primarily outside of the United States, including through a professional employer organization or employer of record (each, a “Foreign Plan”). Without limiting the generality of subsections (a) through (f) above: (i) each Foreign Plan required to be registered or intended to meet certain regulatory or requirements for favorable tax treatment has been timely and properly registered and has been maintained in good standing with the applicable regulatory authorities and requirements; (ii) no Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, provident fund, gratuity or similar plan or arrangement or has any unfunded or underfunded liabilities; (iii) all material employer and employee contributions to each Foreign Plan required by Law or by the terms of such Foreign Plan have been timely made, or, if applicable, accrued in accordance with normal accounting practices; and (iv) all Foreign Plans that are required to be funded are fully funded, and adequate reserves have been established with respect to any Foreign Plan that is not required to be funded.

2.12. Labor Matters.

(a) The Company is neither a party to, nor bound by, any collective bargaining agreement or any other Contract or agreement with any labor union, works council, or other labor organization or employees representative body (each a “CBA”), and no employees of the Company are represented by any labor union, works council, or other labor organization or employees representative body with respect to their employment with the Company. There are no and, in the past five (5) years, have been no pending or threatened strikes, lockouts, work stoppages, slowdowns, unfair labor practice charges, handbilling, picketing, labor grievances, labor arbitrations or other labor-related disputes against or affecting the Company. To the Knowledge of the Company, there is, and in the past five (5) years, there has been no union organizing effort or activity pending or threatened against the Company. No labor union, labor organization, works council, or group of employees has made a demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. The Company has no notice, information, bargaining, consultation, or similar obligations to any labor union, labor organization, works council, or other employee representative body, in connection with the execution of this Agreement or consummation of the transactions contemplated by this Agreement. To the Knowledge of the Company, there has been no “mass layoff” or “plant closing” (as defined in the WARN Act) or collective redundancy with respect to the Company within the past 12 months and to the extent applicable, the Company is and has been in compliance with the WARN Act and any similar state, local, or foreign Laws. No event has occurred or is reasonably expected to occur prior to Closing that, independently and without regard to any actions taken or to be taken by Buyer or its Affiliates following the Closing, would require notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), or any similar state or local Law, including in connection with the transactions contemplated by this Agreement.

(b) There is and, in the past five (5) years, there has been no Action pending or, to the Knowledge of the Company, threatened against the Company, alleging or involving violation of any labor or employment-related Laws, breach of any express or implied contract of employment, wrongful termination of employment, or any other tortious conduct in connection with the employment relationship. Within the past five (5) years, the Company has complied and is now complying in all material respects with all Laws relating to or respecting labor, employment, and employment practices, including, but not limited to, all Laws relating to or respecting terms and conditions of employment, the hiring, promotion, assignment, and termination of employees, wages and hours, wage theft, classification of employees as exempt or nonexempt from overtime pay requirements, the classification of independent contractors, labor relations, plant closings and layoffs (including the WARN Act), workers’ compensation, employee benefits, accrued but unused vacation and other paid-time off benefits, any form of leave including, but not limited to, Family and Medical Leave Act, Americans with Disabilities Act, maternity leave, military leave, intermittent or continuous leave, short-term disability, salary continuation, layoff with recall rights or otherwise, unemployment insurance, employee trainings and notices, whistleblowing, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), discrimination, harassment, retaliation, disability rights or benefits, equal opportunity, employee leave issues, affirmative action and Office of Federal Contract Compliance Programs compliance, working conditions, and occupational safety and health.

(c) The Company has the right to terminate the employment of each employee at will and to terminate the engagement of any of its consultants without payment to such employee or consultant other than for services rendered through termination and without incurring any penalty or liability.

(d) There are no pending audits or investigations underway or, to the Knowledge of the Company, threatened by any Governmental Entity against the Company for the enforcement of any employment Laws.

(e) The Company is, and for the past five (5) years has been in compliance, in all material respects, with the Occupational Safety and Health Act (as amended, “OSHA”), and all other applicable Laws with respect to occupational safety and health. No citation has been issued by OSHA against the Company with respect to any of their facilities, any employee, or the Company assets, and no notice of contest, claim, complaint, charge, investigation, or other administrative enforcement proceeding involving the Company’s business, any employee, or the Company assets has been filed or is pending or, to the Knowledge of the Company, threatened against the Company under OSHA or any other applicable Law relating to occupational safety and health. The Company and each of its employees, and consultants are, and for the past five (5) years have been, in compliance in all material respects with applicable visa and work permit requirements, including maintaining properly completed Forms I-9 for all employees. The Company has not been notified of any pending or threatened investigation by any branch or department of any Governmental Entity charged with administration or enforcement of federal immigration Laws concerning the Company or any of its employees or consultants.

(f) Except as would not result in material Liability to the Company, (i) the Company has fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, fees, separation payments, expense reimbursements, other employee and/or contractor compensation, vacation pay and other paid time off, holiday pay, premiums for workers’ compensation, employment or unemployment insurance, employer health tax, and other compensation that has come due and payable to its current or former employees and independent contractors under applicable Law, contract or Company policy; and (ii) the Company is not liable for any fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation. Each individual who is providing or has provided services to the Company in the past five (5) years, and who is or was classified and treated as an (A) exempt employee, or (B) independent contractor, consultant, leased employee, or other non-employee service provider is and has been properly classified and treated as such for all applicable purposes; (iii) the Company is in compliance in all material respects with all applicable Laws relating to the payment of wages, minimum wage, and overtime compensation, including the Fair Labor Standards Act, as amended (“FLSA”), and any applicable state Laws; and (iv) no officer, director, manager, executive, or employee of the Company is party to or bound by any confidentiality, noncompetition, nonsolicitation, nondisclosure, proprietary rights, or similar agreement that could or will materially restrict or adversely affect such person in the performance of his or her employment duties and/or services or the ability of the Company to conduct its business or requires such person to transfer, assign or disclose information concerning his or her work to anyone other than the Company. There has been no determination by any Governmental Entity that any Person classified as an independent contractor of the Company constitutes an employee.

(g) To the actual knowledge of the Company without investigation, no employee of the Company intends to terminate his or her employment prior to the one (1) year anniversary following the Closing.

(h) No current or former officer, employee, director or independent contractor of the Company is, to the Knowledge of the Company, in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation: (i) owed to the Company; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Company.

(i) The Company has promptly, thoroughly and impartially investigated all sexual harassment, or other discrimination, retaliation or policy violation, allegations of which the Company is or has been aware (whether such allegation was formally reported through the Company’s complaint procedures or otherwise). With respect to each such allegation with potential merit, the Company has taken prompt corrective action that is reasonably calculated to prevent further improper action. The Company does not reasonably expect any material Liabilities with respect to any such allegations and is not aware of any allegations or improper behavior relating to officers, directors, employees, contractors, or agents of the Company that would indicate a breach of fiduciary duty or that, if known to the public, would bring the Company into disrepute. Within the past four (4) years, the Company has not entered into any settlement agreement related to allegations or threatened allegations of sexual harassment or sexual misconduct by any current or former director, manager, officer, employee, independent contractor, or other service provider of the Company.

(j) The Company has complied in all material respects with the Immigration and Nationality Act, as amended, the Immigration Reform and Control Act of 1986, as amended, and related promulgating regulations in connection with the employment of each of its employees who are performing services for the Company in the United States. The Company has maintained and retained, in accordance with applicable Law, a complete and accurate Form I-9 for each of its employees, and has complied in all material respects with all verification and recordkeeping requirements under applicable immigration Laws, including but not limited to E-Verify participation where required.

(k) Section 2.12(k)(i) of the Company Disclosure Schedule sets forth a complete and correct list of all directors, employees, and officers who are employed by the Company as of the close of business on the Closing Date, specifying, as applicable, the position, annual salary, hourly wages, bonuses, commissions, accrued or earned but unused paid time off, vacation, and sick leave, FLSA exemption status, full or part-time status, location and estimated or target annual bonus for such employee or consultant. All employees are properly classified as exempt or nonexempt under the FLSA and similar state and local Laws, and all consultants or independent contractors are properly classified as contractors and not employees. The Company has not made any written or oral commitment to any employee with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transaction contemplated by this Agreement, except as set forth on Section 2.12(k)(ii) of the Company Disclosure Schedule.

2.13. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company, except as set forth on Section 2.13 of the Company Disclosure Schedule.

2.14. Tax.

(a) The Company has duly and timely filed (taking into account any extensions), or caused to be duly and timely filed (taking into account any extensions), all Tax Returns required to be filed by, or with respect to, the Company on or prior to the Closing Date. Each such Tax Return has been prepared in compliance with all applicable Laws, and all such Tax Returns are true, correct and complete in all material respects.

(b) The Company has fully and timely paid all Taxes owed by it (whether or not shown or required to be shown on any Tax Return) to the appropriate Governmental Entity. The Interim Financial Statements reflect an adequate reserve (excluding any reserve for deferred Taxes) for all unpaid Taxes of the Company for all Pre-Closing Tax Periods accrued through the date of such Interim Financial Statements, and such reserve, as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Company in filing Tax Returns, shall reflect all Taxes payable by the Company for all Pre-Closing Tax Periods accrued through the Closing Date. Since the date of the Interim Financial Statements, the Company has not incurred any liability for Taxes outside the ordinary course of business.

(c) The Company has not (i) waived or consented to extend any statute of limitations with respect to any Taxes, (ii) agreed to (or has had agreed to on its behalf) any extension of time for filing any Tax Return that has not been filed, or (iii) consented to extend the period in which any Tax may be assessed or collected by any Governmental Entity and no such request to waive or extend is outstanding. The Company does not have any currently effective agreement or waiver that would have the effect of extending any applicable statute of limitations in respect of any of its Liabilities for Taxes. The Company is not the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity obtained in the ordinary course of business) within which to file any Tax Return not previously filed.

(d) The Company is not a party to or bound by any Tax allocation agreement, Tax indemnity agreement, Tax sharing agreement or any other agreement or arrangement under which the Company may be required to make payments with respect to any Tax benefits (whether actual or deemed) or Tax assets, including transaction Tax benefits arising from a prior transaction. The Company does not have any current or potential contractual obligation to indemnify any other Person with respect to Taxes or Tax Returns.

(e) The Company does not have any Liability for the Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision or administrative rule of federal, state, local or non-U.S. Law) except for any Liability arising solely by reason of the Company being or having been a member of an Affiliated Group filing consolidated, combined or unitary Tax Returns, or (ii) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the Liability of any other Person (other than pursuant to any Liability described in clause (i)).

(f) The Company has complied in all material respects with all applicable Laws relating to the withholding and payment of Taxes, and has deducted, withheld and timely paid to the appropriate Governmental Entity all Taxes required by Law to be deducted, withheld or paid by it in connection with amounts paid or owing to, or allocated to, any employee, independent contractor, creditor, owner, equityholder, member or other third party, and the Company has timely and accurately complied with all reporting and record keeping requirements related thereto, including filing of Forms W–2 and 1099 (or other applicable forms).

(g) The Company has not executed or entered into a “closing agreement” pursuant to Section 7121 of the Code (or any corresponding or similar provision or administrative rule of federal, state, local or non-U.S. Law), nor has it applied for and/or is subject to any private letter ruling of the IRS or comparable ruling of any other Governmental Entity. There are no pending requests for rulings from the IRS or any other Governmental Entity for information with respect to Taxes of the Company. No power of attorney currently in force has been granted by the Company with respect to any Tax matter.

(h) There is no audit, inquiry, proceeding, investigation, examination, claim, litigation or other Action being conducted, pending or threatened in writing (or, to the Knowledge of the Company, otherwise threatened) with respect to any Taxes of the Company. The Company has not received from any U.S. federal, state, local, or non-U.S. Governmental Entity (including jurisdictions where the Company has not filed Tax Returns) (i) any notice indicating an intent to open an audit, inquiry, proceeding, investigation, examination, claim, litigation or other Action related to Taxes or Tax Returns, (ii) any request for information related to Tax matters or (iii) any notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Entity against any such entity. The Company has not commenced a voluntary disclosure proceeding in any state or local or non-U.S. jurisdiction that has not been fully resolved or settled (and paid). No claim has ever been made by any Governmental Entity in a jurisdiction where the Company does not file a particular type of Tax Return or pay a particular type of Tax that the Company is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction.

(i) All deficiencies for Taxes asserted or assessed against the Company have been fully and timely paid, settled or properly reflected in the Financial Statements. No deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any Governmental Entity against the Company. No issue has been raised by any Governmental Entity in connection with an audit, inquiry, proceeding, investigation, examination, claim, litigation or other Action related to Taxes or Tax Returns of the Company which, if raised with regard to any other Tax Return not subject to an audit, inquiry, proceeding, investigation, examination, claim, litigation or other Action related to Taxes or Tax Returns of the Company, would reasonably be expected to result in a proposed deficiency with respect to the period covered by such other Tax Return.

(j) There are no Liens for Taxes upon the Company Interests or any assets or properties of the Company (other than Permitted Liens). No Governmental Entity has threatened that it is in the process of imposing any Lien for Taxes on the Company Interests or the assets or properties of the Company.

(k) The Company has not been a party to a transaction that was purported or intended to be governed by Section 355 of the Code, Section 361 of the Code or Section 368 of the Code.

(l) The Company has not participated in, or is participating in, a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b), a “confidential corporate tax shelter” within the meaning of Treasury Regulations Section 301.6111-2(a)(2), or a “potentially abusive tax shelter” within the meaning of Treasury Regulations Section 301.6112-1(b), nor been a party to or claimed any Tax benefit from any such transaction, in each case, in any taxable year which remains open to or for assessment. The Company has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Taxes within the meaning of Code Section 6662 or such similar Laws. The Company (i) does not have a permanent establishment or (ii) is not subject to Tax in a country other than its country of organization.

(m) The Company will not (nor will Buyer (or its direct or indirect owners) as a result of the transactions contemplated by this Agreement) be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of (i) any change in method of accounting (including, for the avoidance of doubt, any adjustment under Section 481(a) of the Code (or any corresponding or similar provision or administrative rule of federal, state, local or non-U.S. Law)) for or with respect to a Pre-Closing Tax Period, (ii) any use of an improper method of accounting for a Pre-Closing Tax Period, (iii) entering into an agreement with any Governmental Entity relating to any Tax on or prior to the Closing Date (including a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision or administrative rule of federal, state, local or non-U.S. Law)), (iv) any deferred intercompany gain or “excess loss account” existing prior to the Closing, in each case described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision or administrative rule of federal, state, local or non-U.S. Law), (v) any installment sale or open transaction disposition made on or prior to the Closing Date, or (vi) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date.

(n) The Company does not use, and has never used, the cash method of accounting for Income Tax purposes.

(o) The Company has (i) properly and timely documented its transfer pricing methodology in all material respects under the Laws of the jurisdictions in which it does business and (ii) is in material compliance with all transfer pricing requirements in all such jurisdictions.

(p) The Company is not nor has it previously been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(q) The Company has (i) properly collected all sales, use, value added and similar Taxes required to be collected by the Company and has remitted such amounts to the appropriate Governmental Entity and (ii) timely and properly collected and maintained in all material respects, all resale certificates, exemption certificates and other documentation reasonably required to qualify for any exemption from the collection of such Taxes.

(r)  The Company is not a party to, and does not have any interest in, any joint venture, partnership, or other arrangement or contract which is treated as a partnership for U.S. federal income Tax purposes.

(s) The Company has not (i) deferred any amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act (as modified by the Consolidated Appropriations Act, 2021), (ii) claimed or received any Tax credits (including, but not limited to, the Employee Retention Credit) under Sections 7001 through 7005 of the Families First Act, Section 2301 of the CARES Act (as modified by the Consolidated Appropriations Act, 2021) or Section 3134 of the American Rescue Plan Act of 2021), (iii) sought (nor has any Affiliate that would be aggregated with the Company and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act, or (iv) deferred any payroll tax obligations (including those imposed by Section 3101(a) and 3201 of the Code) pursuant to or in connection with the Payroll Tax Executive Order.

(t) The Company (i) is and has always been in compliance in all material respects with all escheat, abandoned and unclaimed property applicable Laws, (ii) submitted to the appropriate Governmental Entity all amounts required to be paid thereunder, and (iii) filed all statements, returns, and reports required to be filed thereunder. There is no escheat, abandoned, or unclaimed property obligation with respect to property or other assets held or owned by the Company.

(u) The Company is, and at all times since its formation been, a disregarded entity for all applicable income Tax purposes and no election has been made, or is pending, to change such status.

2.15. Material Contracts.

(a) Section 2.15(a) of the Company Disclosure Schedule contains a complete and accurate list of all Contracts currently in effect of the following types to which the Company is a party or is bound or by which any of its properties or assets is bound (all such Contracts required to be set forth on Section 2.15(a) of the Company Disclosure Schedule, “Material Contracts”):

(i) any Contract pursuant to which the Company (A) paid more than $125,000 during the fiscal year ending on December 31, 2025 or is anticipated to spend more than $125,000 for any future 12-month period or (B) was paid more than $125,000 during the fiscal year ending on December 31, 2025 or is anticipated to receive more than $125,000 for any future 12-month period;

(ii) any Contract providing for any change of control, retention, stay, deferred compensation, transaction payments or benefits, or other similar bonuses or termination pay or any equity-appreciation rights, equity-based performance units, “phantom” equity rights, profits interests, options, restricted stock, restricted stock units, or profit participation of any character to any current or former officer, director, employee or independent contractor of the Company;

(iii) any indemnification, employment, engagement severance, consulting, commissions, restrictive covenant, proprietary information and inventions assignment, with any current officer, director, employee, independent contractor, or other individual service provider on a full-time, part-time, consulting or other basis of the Company (that may not be terminated upon 30 days’ notice or less without any liability to the Company);

(iv) any Contract relating to the Indebtedness of the Company or granting of any Lien (other than Permitted Liens) upon the assets of the Company;

(v) any Contract that has continuing indemnification obligations to any Person (other than Contracts entered into with customers and vendors in the Ordinary Course);

(vi) any Contract that relates to the acquisition or disposition of any business, stock or assets (other than immaterial or obsolete assets in the Ordinary Course) of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(vii) any CBA;

(viii) any Contract with any Material Customer, Material Vendor or Material Agent;

(ix) any Contracts that (A) contains covenants that in any way limit or restrict or purport to limit or restrict the right or freedom of the Company to engage in any business activity, including the ability of the Company to assign its rights under such Contract or compete in any line of business or with any Person or in any geographic area or during any period of time, (B) grant any “most favored nation”, “minimum purchase requirement” or similar provision binding on the Company, (C) grant rights of first refusal or first offer or similar right, or (D) contains a “clawback” or similar undertaking requiring the reimbursement or refund of any fees (whether performance based or otherwise) paid to the Company;

(x) any Contract to which the Company is a party that provides for any joint venture, partnership or similar arrangement with a third party involving a sharing of profits or losses, cost, liabilities or licensing arrangements with such third party;

(xi) any Contract pursuant to which the Company is a lessee of any personal property, for which the aggregate annual base rent or lease payments exceed $50,000 respectively;

(xii) any Lease;

(xiii) any Contract of the Company that provides for an earn-out or similar deferred payment obligation;

(xiv) any Contract providing for any resolution, conciliation, or settlement of any actual or threatened Action or under which there are (or, following the Closing, will be) continuing obligations or liabilities on the part of the Company;

(xv) each Related Party Agreement;

(xvi) any Contract (A) pursuant to which any Person receives a license or other right to use any Company IP, other than non-exclusive licenses or use rights granted by the Company to its customers in the Ordinary Course for which such licenses are ancillary to the purpose of such Agreements; (B) pursuant to which the Company receives a license or other right to use any Intellectual Property, other than licenses for (1) Open Source Software, (2) unmodified, commercially-available software on commercially-available terms (for which the total one-time and annual payments by the Company are less than $100,000); (C) for the development of Intellectual Property by or on behalf of the Company, other than Intellectual Property agreements entered into with the Company’s or any of its Subsidiaries’ employees, on standard forms, in the Ordinary Course (copies of which have been provided to Buyer) (such employee Contracts together with the Contracts described in (B)(1) and (B)(2) immediately above collectively, “Non-Scheduled IP Agreements”); (D) for the settlement or avoidance of any actual or potential dispute regarding the ownership, use, validity or enforceability of Intellectual Property (including consent-to-use, coexistence, licenses, settlement covenants not to sue, options and similar contracts) with ongoing rights or obligations of the Company, or (E) that otherwise restricts the use or licensing of any Company IP;

(xvii) any Contract containing any “non-solicitation”, “no hire” or similar provisions which restrict the Company from soliciting, hiring, engaging, retaining or employing any other Person’s current or former employees;

(xviii) any non-employee sales representative, reseller, commission, marketing representative, distributor, franchise agreement or similar Contract annually in excess of $50,000 relating to or providing for the marketing or sale of the products or services of the Company;

(xix) any sole source or exclusive supplier Contract for goods or services supplied to the Company, which are material to its operations;

(xx) any Contract relating to any interest rate, currency, commodity derivatives or hedging transactions; and

(xxi) any Contract providing for management services, consulting, financial advisory or similar services with any investment or commercial bank or institutional investor.

(b) Each Material Contract (including, for the purposes of this Section 2.15(b), each Non-Scheduled IP Agreement) is a legal, valid and binding obligation of the Company and, to the Knowledge of the Company, of each other party thereto, is enforceable in accordance with its terms and is in full force and effect, subject to the Bankruptcy and Equity Exception, and has not expired by its terms or otherwise been cancelled or terminated. The Company and, to the Knowledge of the Company, each other party thereto are in compliance in all material respects with the terms and conditions of each Material Contract. The Company is not in breach or default, and, to the Knowledge of the Company, no other party to any Material Contract is in breach or default, under the terms of any Material Contract and no circumstance, fact, change or event has occurred which (with or without the giving of notice or lapse of time or both) would constitute, or would reasonably be expected to give rise to, a breach or default, or which would permit any termination, cancellation or acceleration, thereunder by the Company or, to the Knowledge of the Company, any other party thereto. The Company has not received any notification that any party to a Material Contract intends, and, to the Knowledge of the Company, no party to a Material Contract intends, to cancel, terminate, materially adversely modify, refuse to perform or not renew such Material Contract or to modify any volume, quantity or other relationship thereunder. The Company has made available to Buyer true and complete copies of all Material Contracts (except for Non-Scheduled IP Agreements) as of the date hereof.

2.16. Intellectual Property.

(a) Section 2.16(a) of the Company Disclosure Schedule contains a complete and accurate list of (i) all Company IP that has been issued or registered or is the subject of a pending application for issuance or registration (including for the avoidance of doubt all domain name registrations) (all such IP set forth on such Schedule, collectively, the “Company Registered IP”), and (ii) all material unregistered Company IP. All necessary fees and filings with respect to any Company Registered IP have been timely submitted to the relevant Governmental Entity to maintain such Company Registered IP. There is no Action (including any written claims including opposition or cancellation actions but not including office actions issued in the ordinary course of prosecution of any pending patent applications or applications for registration of other Intellectual Property) presently pending or threatened, contesting the validity, use, ownership or enforceability of any Company IP. All of the Company Registered IP is subsisting, valid and enforceable. The Company has all rights in and to the Business Data necessary for the operation of the Business, including, where applicable, the rights to publish, reproduce, distribute, license, sell, and create derivative works of the Business Data.

(b) The Company is the sole and exclusive owner of all right, title and interest in and to all Company IP, free and clear of all Liens other than Permitted Liens. As of immediately after the Closing, the Company will own and possess, all right, title and interest in and to the Company IP, and will have a valid, enforceable and sufficient right to use all other Intellectual Property, used in, held for use in, necessary for, or otherwise material to the Company to conduct the Business as currently conducted (such other Intellectual Property together with the Company IP collectively, the “Business IP”), and such ownership or rights to use will be on the same basis and on terms and conditions identical to those under which the Company owned or used such Business IP immediately prior to the Closing, without the Company incurring any additional obligations or losing any rights as a result of the Closing (including as a result of the Closing satisfying any condition precedent). No Company IP is subject to any outstanding judgment, injunction, order, or decree.

(c) Neither the Company IP nor the conduct of the Business of the Company, is infringing or has infringed, any Intellectual Property rights of any Person. Notwithstanding the generality of the foregoing, the Company Software and products and services provided by the Company, and the use thereof in their intended manner, do not infringe, and have not infringed the Intellectual Property rights of any Person. There is no Action presently pending or threatened against the Company (or, to the Knowledge of the Company, against any of the Company’s customers in connection with any Company Software, product or service provided by or on behalf of the Company) with respect to any infringement of any Intellectual Property or any unauthorized use of any Intellectual Property (including use outside the scope of any applicable license rights). To the Knowledge of the Company, no Person owns any Intellectual Property that materially restricts the businesses of the Company.

(d) No Person is infringing, and to the Company’s Knowledge, no Person has infringed any Company IP. There have been no claims made and there is no Action presently pending by the Company against any Person with respect to any infringement of any Company IP.

(e) The Company has taken reasonable steps to protect, preserve and maintain the Company IP and any other Confidential Information of the Company. No such Confidential Information has been disclosed or is authorized to be disclosed to any Person, other than in the Ordinary Course pursuant to a written confidentiality and non-disclosure agreement. Each Person that has had or currently has access to any such Confidential Information owned or used by the Company (including any part of any source code to Company Software) is subject to valid and enforceable written confidentiality obligations regarding the non-disclosure and confidentiality of such Confidential Information. The loss or expiration of any Company IP has not been and would not reasonably be expected to be material to the business of the Company, and no loss or expiration of any Company IP is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory term.

(f) All Persons, including all current and former executives, employees, contractors and consultants of the Company who have participated in the creation or development of any Company IP (including any Company Software) have executed and delivered to the Company a valid and enforceable written agreement (i) providing for the non-disclosure by such Person of any Confidential Information of the Company, and (ii) providing for the assignment by such Person (by way of a present-tense grant of assignment) to the Company of all Intellectual Property arising out of such Person’s employment by, engagement by, or agreement with the Company (and waiver of all moral or similar rights). No Person is, to the Company’s Knowledge, in breach of any agreement referenced in this Section 2.16(f). The Company is not and has not been in breach of any obligations or undertakings of confidentiality which it owes or has owed to any third party in respect of any Confidential Information used by the Company or in its possession. The Company is not under any obligation, whether written or otherwise, to develop any Intellectual Property (including any elements of a Company Software) for any third party (including any customer or end user).

(g) No government funding, facilities of a university, college, other educational institution or research center or funding from other Persons was used in the creation or development of any Company IP (including any Company Software), and no Governmental Entity has rights in any Company IP (including any Company Software).

(h) Section 2.16(h)(i) of the Company Disclosure Schedule sets forth all of the Company Software, and Section 2.16(h)(ii) of the Company Disclosure Schedule sets forth all of the material Product-Related Software, including all material Third-Party Components therein. The Company possesses complete copies of all source code for all versions of the Company Software and Product-Related Software, along with all other documentation and materials necessary or useful to compile, modify, maintain and operate the Company Software and Product-Related Software. Except as set forth in Section 2.16(h)(iii) of the Company Disclosure Schedule, the Company has not disclosed, delivered, licensed or otherwise made available, and does not currently have and will not have after the Closing, any duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, the source code for any Company Software to any other Person (including any escrow agent). No event has occurred, and no circumstance or condition exists, that (whether with or without the passage of time, the giving of notice or both) will, or would reasonably be expected to, result in a requirement that any such source code be disclosed, licensed, released, distributed, escrowed or made available to or for, or any other grant of any right be made with respect thereto, any third party by the Company. The Company Software and Product-Related Software operate substantially in accordance with their documentation.

(i) The Company is not using, and none of the Company Software or Product-Related Software incorporate or otherwise use, any Intellectual Property owned by any employee, consultant or independent contractor (including any pre-existing Intellectual Property retained by them under the terms of the applicable agreement).

(j) The Company has not incorporated combined, linked, embedded, distributed, or otherwise provided any Third-Party Components or Open Source Software, in each case, in a manner or relation that has or would require, or that conditions any rights to use such Third-Party Components or Open Source Software upon: (i) the disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form); (ii) a requirement that any other licensee of the Software be permitted to make derivative works of, or reverse-engineer any such Software; (iii) a requirement that such other Software be redistributable by other licensees; (iv) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge or minimal charge; or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software). The Company is and has been in compliance in all material respects with all obligations under any agreement pursuant to which the Company has obtained the right to use any third-party Software, including Third-Party Components and Open Source Software.

(k) The Company owns, leases, licenses, or otherwise has the legal right to use all Company Systems. The Company Systems (i) are sufficient in all material respects for the operation of the Business of the Company as currently conducted, (ii) conform in all material respects to the specifications and purposes thereof, (iii) have had no existing pattern or repetition of customer complaints regarding functionality or performance, and (iv) are in sufficiently good working condition to effectively perform all information technology operations used in the Business and include a sufficient number of license seats for all Software as necessary for the operation of the business of the Company. There have been no failures, breakdowns or continued substandard performance which have caused or would be reasonably expected to cause any substantial disruption or interruption in or use of the Company Systems. The Company uses reasonable efforts to (x) protect the confidentiality, integrity and security of the Company Systems and all information stored or contained therein or transmitted thereby from any theft, corruption, loss or unauthorized use, access, interruption, or modification by any Person including becoming infected by viruses, Trojan horses, and other malicious code, and (y) to provide for the security, continuity and integrity of the Company Systems such that all Company Systems are fully functional and operate and run in a reasonable and efficient business manner in all material respects. The Company Systems are free from (A) any virus, malware or other malicious code that could reasonably be expected to cause such Company Systems not to perform in material conformance with their specifications or any descriptions of their intended functionality, and (B) any documentation error, defects, corruption or technical issues that could reasonably be expected to cause the Company Systems not to perform in material conformance with their specifications or any descriptions of their intended functionality. The Company maintains commercially reasonable disaster recovery and business continuity plans, procedures and facilities in connection with the operation of the businesses of the Company, acts in compliance therewith, and has taken commercially reasonable steps to test such plans and procedures on a periodic basis, and such plans and procedures have been proven effective upon such testing in all material respects. All Company Systems shall be owned or available for use from a third party by the Company on terms and conditions immediately after the Closing substantially similar to those under which they were owned or available for use immediately before the Closing.

(l) The Company uses all Generative AI Tools in compliance in all material respects with the applicable license terms, consents, Contracts, and Laws. The Company has not knowingly included and does not knowingly include any Personal Information, Trade Secrets, or proprietary information of the Company, in any prompts or inputs into any Generative AI Tools, except in cases where the applicable owners or such Generative AI Tools has agreed in writing (i) to keep such information, prompts, and services confidential and not to use it for any purpose other than providing the applicable Generative AI Tool to the Company and (ii) not to use such information, prompts or services to train the machine learning or algorithm of such tools or improve the services related to such tools. The Company has not used Generative AI Tools to develop any Company IP.

(m) All data center equipment (including servers, networking hardware, storage systems, and related infrastructure) owned or leased by the Company (i) is in good working order and repair, subject to ordinary wear and tear, and is adequate for the purposes for which it is currently used and has been maintained in accordance with applicable industry standards; (ii) is without any known material defects, security vulnerabilities, or material performance issues with respect to such data center equipment that would reasonably be expected to materially impact the Company’s operations; and (iii) is sufficient in capacity, condition, and configuration to support the Company’s current operations.

2.17. Data Privacy.

(a) The Company and the conduct of its businesses, comply and have at all times complied in all material respects with all applicable: (i) Privacy Laws, (ii) Company policies, notices, and/or statements related to privacy, security or the Processing of Personal Information (each, a “Privacy Policy”), and (iii) Company contractual commitments related to privacy, security, or the Processing of Personal Information (collectively, the “Privacy Requirements”). The Company has at all times provided a Privacy Policy to individuals prior to the collection of any Personal Information. The Company has delivered or made available to the Buyer true, complete, and correct copies of all current Privacy Policies, and all such Privacy Policies are and have at all times been accurate, consistent and complete in all material respects and not misleading or deceptive, including by omission.

(b) The execution, delivery, and performance of this Agreement and the Transactions do not and will not: (i) conflict with or result in a violation or breach of any Privacy Requirements; (ii) require the consent of or provision of notice to any Person concerning such Person’s Personal Information; (iii) give rise to any right of termination or other right to impair or limit the Buyer’s rights to own and Process any Personal Information used in or necessary for the operation of the Company’s businesses; or (iv) otherwise prohibit the transfer of Personal Information to the Buyer.

(c) The Company has implemented and complies with procedures for conducting due diligence on all third parties that Process Personal Information on behalf of or share Personal Information with the Company (such entities, “Third Party Entities”) before allowing them to access, receive or otherwise Process Personal Information. The Company has at all times had contracts in place with all Third Party Entities which impose on such entities appropriate obligations related to privacy, security, and the Processing of Personal Information and otherwise comply with the Privacy Requirements. The Company takes commercially reasonable steps to monitor all Third Party Entities to verify fulfillment of their contractual obligations regarding privacy, security, and the Processing of Personal Information.

(d) The Company has at all times implemented, maintained and complied with, and required all Third Party Entities to at all times implement, maintain and comply with, technical, physical, and organizational measures, plans, procedures, controls, and programs, including a written information security program, which at a minimum meet commercially reasonable industry practice and are reasonably designed to (i) protect Personal Information and confidential information against Security Incident, and (ii) identify and address internal and external risks to the privacy and security of Personal Information and confidential information. Except as set forth on Section 2.17(d) of the Company Disclosure Schedule, the Company has not experienced any Security Incidents.

(e) In relation to any Security Incident and/or actual, alleged, or potential violation of a Data Security Requirements, neither the Company, nor to the Knowledge of the Company any third party Processing Business Data either for or on behalf of the Company, nor to the Knowledge of the Company any entity for whom the Company processes Personal Information: has (i) notified or been required to notify any Person, or (ii) received any notice, inquiry, request, claim, complaint, correspondence or other communication from, or been the subject of any investigation or enforcement action by, any Person. To the Knowledge of the Company, there are no facts or circumstances that could give rise to the occurrence of (i) or (ii).

2.18. Environmental, Health and Safety Matters. Except as set forth on Section 2.18 of the Company Disclosure Schedule:

(a) (i) The Company has complied and is in compliance in all material respects with all Environmental Laws, which compliance has included obtaining, maintaining and complying in all material respects with all Permits required pursuant to any Environmental Laws; (ii) the Company does not have any material Liability (contingent or otherwise) pursuant to any Environmental Law, including with respect to any release, presence or disposal of, or exposure to, any Hazardous Substances; and (iii) the Company has not assumed, undertaken or otherwise become subject to any material Liability (contingent or otherwise) of any other Person, or provided an indemnity with respect to any material Liability (contingent or otherwise), relating to any Environmental Law.

(b) There has been no generation, treatment, storage, disposal or transport of any Hazardous Substance, regardless of quantity, at, on, under, or from any facility or property owned by the Company, or, to the Company’s Knowledge, any facility or property occupied or used by the Company now or in the past.

(c) The Company has not sent any Hazardous Substance to a site that, pursuant to any Environmental Law (i) has been placed or proposed for placement on the National Priorities List or any similar state list, or (ii) is subject to or the source of an Order, demand or request from a Governmental Entity to take any removal, remedial or response action or to pay for the costs of any such action at any location.

(d) There has been no release, disposal, dumping or deposit of any Hazardous Substance at, on, under or from any other facility or property owned by the Company, or, to the Company’s Knowledge, any facility or property occupied or used by the Company, during the period that the Company occupied such property, or to the Knowledge of the Company, at any time prior thereto.

(e) To the Knowledge of the Company, there are not any asbestos or urea formaldehyde-containing materials incorporated into or used on the buildings or any improvements that are a part of the real property or any other facility or property owned, occupied or used by the Company now or in the past.

(f) There are no pending, or to the Knowledge of the Company, threatened Actions by or before any Governmental Entity against the Company that relate to, and the Company has not otherwise received written notice of, any actual or alleged material violations of or liabilities (contingent or otherwise) under any Environmental Law.

(g) The Company has not assumed, accepted responsibility for or retained, by contract or otherwise, any Liability under any Environmental Law; and

(h) The Company has made available to Buyer true and complete copies of (i) all environmental reports, audits, assessments, correspondence or other documents pertaining to Hazardous Substances or Environmental Laws prepared by or for the Company or in the possession or control of the Company with respect to the business or assets of the Company; and (ii) all Permits issued to the Company by any Governmental Entity pursuant to any Environmental Law.

2.19. Insurance. Section 2.19 of the Company Disclosure Schedule sets forth a true and complete list of all insurance policies maintained by the Company, covering the Company’s assets, properties and operations, or with respect to which the Company is a policyholder or has an obligation to contribute or pay toward a premium as of the execution and delivery hereof (the “Insurance Policies”), including the types and amounts thereof, each of which a true and complete copy has been made available to Buyer. With respect to each Insurance Policy (a) each such insurance policy is in full force and effect during the periods of time such Insurance Policies are purported to be in effect, subject to the Bankruptcy and Equity Exception, and all premiums due with respect to all Insurance Policies have been paid, (b) the Company is not in breach or default of any such insurance policy (including any such breach or default with respect to the payment of premiums or the giving of notice of claims), (c) no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or cancellation, under any such policy, (d) no insurer on any such insurance policy has been declared insolvent or placed in receivership, conservatorship or liquidation and (e) no policy limit has been exhausted or materially eroded or reduced. No written notice of cancellation or termination has been received other than in connection with ordinary renewals with respect to each such Insurance Policy and there has been no written threat of termination of, cancelation or non-renewal with respect thereto. There is no claim by the Company pending under any of such policies or binders as to which coverage has been questioned, denied or disputed by the underwriters of such policies or binders. The Insurance Policies provide coverage sufficient for material compliance with all applicable legal requirements and with all Contracts to which the Company is a party. To the Knowledge of the Company, the insurer for each Insurance Policy has been notified of all incidents or circumstances that occurred prior to the Closing that would reasonably be expected to result in a claim after Closing, and to the Knowledge of the Company there have been no incidents or events that would reasonably be expected to give rise to a claim that would be covered under an Insurance Policy but for which coverage was not purchased.

2.20. Personal Property.

(a) Except as set forth on Section 2.20 of the Company Disclosure Schedule, the Company owns good title to, holds pursuant to valid leases or otherwise has the valid and legal right to use, all of its tangible or intangible personal property shown to be owned by it on the Financial Statements as of the Latest Balance Sheet Date (except for such personal property sold or otherwise disposed of subsequent to the date thereof in the Ordinary Course), free and clear of all Liens, except for Permitted Liens. No Person other than the members of the Company (including no employee, independent contractor, consultant or direct or indirect equityholder of the Company) has or asserts to have any right, title or interest in or to, or holds any collateral interest or other Lien in, any tangible or intangible properties or assets or Contracts of the Company.

(b) Each tangible asset (including any structure, fixture or improvement thereon) is in adequate operating condition and repair (subject to reasonable wear and tear consistent with the age of such asset).

(c) Except as set forth on Section 2.20 of the Company Disclosure Schedule, the Company owns, licenses or leases and, immediately after the Closing, the Company will own, license or lease all properties, assets, Contracts, and rights of whatever kind or nature (real, personal or mixed, tangible or intangible) that are used in, or reasonably necessary for, the operation of the Business as conducted by the Company immediately prior to the Closing.

2.21. Real Property.

(a) The Company does not own and has not ever owned any real property. The Company is not party to any agreement or option to directly or indirectly purchase any real property or interest therein. Section 2.21(a) of the Company Disclosure Schedule contains a complete and accurate list as of the execution and delivery hereof of (i) the address of each Leased Real Property and (ii) a true and complete list of all Leases, (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each such Leased Real Property (including the date and name of the parties to such Lease document). True and complete copies of all Leases have heretofore been made available to Buyer, and in the case of any oral Lease, a written summary of the material terms of such Lease. The Company has a valid leasehold, subleasehold or other occupancy (as applicable) interest in all Leased Real Property, free and clear of all Liens, except for Permitted Liens. All of the Leases are legal, valid, binding, in full force and effect and are enforceable in accordance with their respective terms and shall continue to be in full force and effect on the Closing Date, subject to the Bankruptcy and Equity Exception. With respect to each Lease: (A) the possession and quiet enjoyment of the Leased Real Property by the Company under such Lease has not been disturbed, and there are no disputes with respect to such Lease; (B) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property under such Lease or any portion thereof; (C) the Company has not collaterally assigned or granted any other security interest in such Lease or any interest therein; (D) neither the Company nor to the Knowledge of the Company, any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (E) the Company does not owe, and in the future will not owe, any brokerage commission or finder’s fee with respect to the Lease; and (F) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full. The Leased Real Property identified in Section 2.21(a) of the Company Disclosure Schedule comprise all of the real property used in the businesses of the Company.

(b) The Company has accepted possession of the Leased Real Property, and all conditions and requirements to be performed by each lessor of the Leased Real Property prior to such possession have been completed. There are no covenants, deed restrictions, easements, leases, sub-leases, rights of occupancy or other Liens that encumber the Leased Real Property or any improvements thereon that materially and adversely affect or could materially and adversely affect the use and occupancy of the Leased Real Property as it is presently used and occupied. No Person except the Company and its employees occupies the Leased Real Property. The Company has not assigned, sublet, transferred, hypothecated or otherwise disposed of any interest in the Leases and/or the Leased Real Property, or any part thereof. There have been no promises or representations made to the Company or Seller by any lessor concerning the Leases or the Leased Real Property not contained in the Leases. Except as set forth on Section 2.21(a) of the Company Disclosure Schedule, neither the Leases nor any obligations of the Company thereunder have been guaranteed by any Person. Neither the Company nor Seller has received any written notice of violation of any Laws related to the use, occupancy or condition of the Leases or the Leased Real Property. The improvements are in material compliance with building, zoning, anti-pollution, health, occupational safety or other Law or any permit applicable to the Leased Real Property.

(c) There are no pending or, to the Knowledge of the Company, threatened (i) condemnation or taking proceedings against all or any portion of any of the Leased Real Property or (ii) proceedings to amend or modify any building code or zoning or land use Laws that would reasonably be expected to adversely affect the use or occupancy of the Leased Real Property as currently used or occupied by the Company or (iii) proceedings regarding the conduct of the Company’s business at the Leased Real Property. There are no (x) public improvements that have been commenced or completed and for which an assessment may be levied against any of the Leased Real Property, or (y) to the Knowledge of the Company, any planned improvements that may result in any assessment against any of the Leased Real Property, in each case for which there is no current assessment.

(d) All improvements located on the Leased Real Property are structurally sound and in adequate condition and repair and adequate for the operation of the business as presently conducted. There are no structural deficiencies or latent defects affecting any of the improvements located on the Leased Real Property and there are no facts or conditions affecting any of such improvements that would, individually or in the aggregate, materially interfere in any respect with the use or occupancy of such improvements or any portion thereof in the Business as presently conducted. There are no material maintenance or capital improvements related to the Leased Real Property that are being deferred.

2.22. Services Warranties.

(a) All services rendered by the Company have been in conformity, in all material respects, with all applicable contractual commitments and applicable Law and all express and implied warranties, and the Company does not have any Liability (and, to the Company’s Knowledge, there is no reasonable basis for any present or future Action against it giving rise to any such Liability) in connection therewith in excess of any warranty reserve specifically established with respect thereto and included on the face of the Interim Financial Statements (rather than the notes thereto). No services rendered by the Company are subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of such sale as described on Section 2.22 of the Company Disclosure Schedule (including as a result of any course of conduct between the Company and any Person or as a result of any statements in the Company’s product or promotional literature). Section 2.22 of the Company Disclosure Schedule includes copies of such standard terms and conditions of sale for the Company (containing applicable guaranty, warranty and indemnity provisions).

(b) The Company has not been notified in writing of any claims, and, to the Knowledge of the Company, there are no threatened claims, for any extraordinary product returns or warranty obligations relating to any of its products or services. There have been no product recalls, withdrawals or seizures with respect to any products manufactured or services rendered, sold or delivered by the Company.

(c) The Company’s inventory consists of a quantity and quality usable and salable in the ordinary course of business, is not slow-moving, obsolete, expired, defective or damaged, is merchantable and fit for its intended use as currently proposed to be used by the Company in the ordinary course of operating the Business, and is being actively marketed in normal commercial channels and in normal commercial quantities.

2.23. Related Party Agreements. Except (a) as set forth on Section 2.23 of the Company Disclosure Schedule (each, a “Related Party Agreement”), (b) payment of compensation under terms in effect as of the execution and delivery of this Agreement (whether written or unwritten) for employment to employees in the Ordinary Course, (c) participation by employees, officers and directors in any Company Benefit Plans as in effect as of the execution and delivery of this Agreement and (d) indemnification rights relating to an individual’s service as a director, manager or officer, no current or former equityholder, director, manager, officer or employee of the Company or any Affiliate of the Company, or any relative or Affiliate of the foregoing (collectively, the “Related Parties”), is a party to any Contract or other commitment to which the Company is a party or by which any of its respective businesses, assets or properties is bound. The Company does not use or rely on Contracts entered into by, or assets, rights or properties owned by, any Related Party or any Affiliate to operate the Business. Except as set forth on Section 2.23 of the Company Disclosure Schedule, no Related Party owns any Equity Equivalents, any customer, supplier or other material business relationship of the Company, or any assets or property used by the Company (including any Intellectual Property).

2.24. Anti-Corruption Laws; Trade Controls.

(a) Neither the Company, nor any of its respective officers, directors, employees, agents or third party representatives is currently or has within the past five (5) years been: (i) a Sanctioned Person; (ii) operating in, organized in, conducting business with, or otherwise engaging in dealings (x) with or for the benefit of any Sanctioned Person, (y) or in or for the benefit of any Sanctioned Country; or (iii) otherwise in violation of any Sanctions, Ex-Im Laws or U.S. anti-boycott Laws (“Trade Controls”).

(b) Within the past five (5) years, neither the Company, nor any of its respective officers, directors, employees, agents or third party representatives has, directly or indirectly, in connection with or relating to the Business of the Company (i) made, authorized, offered, promised, agreed to give, solicited or received any bribe, unlawful rebate, payoff, influence payment, kickback, or other thing of value, regardless off form or amount, to or from any employee, representative or agent of a Governmental Entity or any other Person, (ii) established or maintained, or is maintaining, any unlawful fund of corporate monies or properties, (iii) used or is using any corporate funds for any illegal contributions, gifts, entertainment, hospitality, travel, or other unlawful expenses, or (iv) has otherwise violated any Anti-Corruption Laws.

(c) The Company is not, and in the past five (5) years has not been, the subject of any Action regarding any offense or alleged offense under Trade Controls or Anti-Corruption Laws (including by virtue of having made any voluntary or involuntary disclosure relating to any offense or alleged offense), no such Actions have been threatened in writing or are pending and there are no circumstances likely to give rise to any such Actions. The Company has maintained and enforced policies and procedures reasonably designed to promote and achieve compliance with Trade Controls and Anti-Corruption Laws.

2.25. Regulatory Compliance.

(a) The Company is, and during the three (3) years preceding the date of this Agreement has been, in material compliance with all applicable federal and state laws, rules, regulations and orders governing the provision of telecommunications by the Company, including all applicable rules, regulations, and orders of the FCC and each state public utility commission, public service commission or similar state regulatory authority having jurisdiction over the Company or its operations (each, a “State PUC,” and collectively, the “Communications Laws”), except as set forth on Section 2.25(a) of the Company Disclosure Schedule.

(b) The Company provides interstate Business Data Services, as defined by the FCC and other telecommunications services on a private carriage basis and does not hold itself out as willing to provide such services to the public generally. The Company exercises discretion in determining whether to provide services to prospective customers and provides services pursuant to negotiated customer agreements. The Company has not received any written notice, order or determination from the FCC or any state PUC asserting that the Company is (i) operating as a common carrier, (ii) required to file tariffs or (iii) required to obtain any common-carrier certificate or authorization.

(c) Section 2.25(c) of the Company Disclosure Schedule sets forth each material license, certificate, registration, permit, approval, declaratory ruling, or other authorization issued or granted to the Company by the FCC or any State PUC and held by the Company in connection with the operation of its telecommunications business (collectively, the “Regulatory Authorizations”), together with each pending application or registration submitted by the Company for any such authorization. Other than the Regulatory Authorizations, and except as disclosed in Schedule 2.25(a), there is no license, certificate, registration, permit, approval, declaratory ruling or other authorization required in connection with the provision of telecommunications services. Each Regulatory Authorization is valid and in full force and effect, and the Company is in compliance with its terms and conditions. No Regulatory Authorization has been revoked, suspended or cancelled, and there is no proceeding pending or, to Seller or the Company’s Knowledge, threatened in writing that would reasonably be expected to result in the revocation, suspension, cancellation, or material adverse modification of any Regulatory Authorization.

(d) During the three (3) years preceding the date of this Agreement, the Company has not received any written notice or other written communication from the FCC or any State PUC alleging a violation of any Communications Law that remains unresolved. The Company is not subject to any outstanding consent decree, order of forfeiture, cease-and-desist order, settlement agreement or other enforcement order issued by the FCC or any State PUC that imposes any material restriction, obligation, fine, penalty or sanction on the Company or its operations. Except as set forth on Section 2.25(d) of the Company Disclosure Schedule, there is no proceeding, investigation, audit, inquiry, regulatory complaint or enforcement action pending before the FCC or any State PUC to which the Company is a party or, to Seller or the Company’s Knowledge, threatened in writing against the Company, excluding rulemakings and other proceedings of general applicability that are not directed specifically at the Company.

(e) Except as set forth on Section 2.25(e) of the Company Disclosure Schedule, no consent, approval, authorization, waiver, notice or filing with the FCC or any State PUC is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than any post-Closing notice or filing that is not required to be made or accepted before the Closing. Section 2.25(e) of the Company Disclosure Schedule identifies each consent, approval, authorization, notice or filing with the FCC or any State PUC that is required to be obtained or made by the Company before the Closing.

ARTICLE III
Representations and Warranties of the Seller

As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller represents and warrants to Buyer as follows in this ARTICLE III:

3.1. Organization. The Seller (a) is duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and (b) is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of its business as now being conducted requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Seller’s ability to consummate the Transactions.

3.2. Authority Relative to Transaction Documents. The Seller has all requisite corporate power and authority, and has taken all corporate action necessary, to execute, deliver and perform this Agreement and each other Transaction Document to which it is or will be a party and to consummate the Transactions in accordance with the terms hereof and thereof. This Agreement and each other Transaction Document to which the Seller is or will be a party has been or will be (upon its execution) duly and validly executed and delivered by the Seller and, assuming the due authorization, execution and delivery of this Agreement or such other Transaction Document by the other parties thereto, constitutes or will (upon its execution) constitute a valid, legal and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, subject to the Bankruptcy and Equity Exception.

3.3. Consents and Approvals; No Violations.

(a) Except as set forth on Section 2.5(b)(ii) of the Company Disclosure Schedule, no filing with or notice to, and no permit, authorization, registration, consent, clearance, confirmation, license or approval of, any Governmental Entity is required on the part of the Seller for the execution, delivery and performance by the Seller of this Agreement or any other Transaction Document to which either is or will be a party or the consummation by the Seller of the Transactions, other than any such filings, notices, permits, authorizations, registrations, consents or approvals with respect to which, if not made or obtained, such failure to make or obtain has not been or would not reasonably have or be expected to have, individually or in the aggregate, a material adverse effect on the Seller’s ability to legally consummate the Transactions.

(b) Neither the execution, delivery, performance and compliance by the Seller of this Agreement or any other Transaction Document to which it is or will be a party, nor the consummation by the Seller of the Transactions will (with or without notice or lapse of time or both) (i) conflict with or violate any provision of any Organizational Documents of the Company, (ii) except as set forth on Section 2.5(b)(ii) of the Company Disclosure Schedule, require the consent, notice, or other action by any Person under, conflict with, result in a breach, violation or infringement of, or constitute a default or give rise to the creation of any Lien (except for Permitted Liens), the right of any payment, termination, amendment, suspension, revocation, cancellation or acceleration, the loss of any right or the creation or increase of any obligation under, any of the terms, conditions or provisions of any Contract or Lease to which the Seller is a party to or bound by or (iii) upon receipt of the consents set forth on Section 2.5(b)(ii) of the Company Disclosure Schedule, violate any Law or Order applicable to the Seller or any of its properties or assets, except in the case of clauses (ii) and (iii) above for consents, notices, actions, conflicts, breaches, violations, defaults, Liens or other rights that have not had or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Seller’s ability to legally consummate the Transactions.

3.4. Title to Company Interests. The Seller owns of record and beneficially all of the Company Interests, and the Seller has good and valid title to such securities, free and clear of all Liens (other than restrictions on transfer under applicable securities Laws). Upon consummation of the Transactions, the Seller shall have delivered to Buyer good and valid title to all of the Company Interests, free and clear of all Liens (other than restrictions on transfer under applicable securities Laws).

3.5. Actions; Litigation. (a) There is no Action pending or, to the Knowledge of the Seller, threatened against the Seller before any Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Seller’s ability to legally consummate the transactions contemplated by this Agreement and each other Transaction Document to which it is or will be a party, and (b) the Seller is not subject to any outstanding Order that would reasonably be expected to prevent, enjoin or otherwise materially delay the Seller’s ability to consummate the Transactions.

3.6. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller, except as set forth on Section 3.6 of the Company Disclosure Schedule.

ARTICLE IV
Representations and Warranties of Buyer

As a material inducement to the Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer represents and warrants to the Seller as follows in this ARTICLE IV:

4.1. Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Illinois, and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Buyer is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of its business as now being conducted requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Buyer’s ability to consummate the Transactions.

4.2. Authority Relative to Transaction Documents. Buyer has all requisite company power and authority and has taken all company actions necessary, to execute, deliver and perform this Agreement and each other Transaction Document to which it is or will be a party and to consummate the Transactions in accordance with the terms hereof and thereof. This Agreement and each other Transaction Document to which Buyer is or will be a party has been or will be (upon its execution) duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this Agreement or such other Transaction Document by the other parties thereto, constitutes or will (upon its execution) constitute a valid, legal and binding agreement of Buyer, enforceable against such Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception.

4.3. Consents and Approvals; No Violations. Except as set forth on Section 2.5(b)(ii) of the Company Disclosure Schedule, no filing with or notice to, and no permit, authorization, registration, consent, clearance, confirmation, license or approval of, any Governmental Entity is required on the part of Buyer for the execution, delivery and performance by Buyer of this Agreement or any other Transaction Document to which either is or will be a party or the consummation by Buyer of the Transactions, any such filings, notices, permits, authorizations, registrations, consents or approvals with respect to which, if not made or obtained, such failure to make or obtain has not been or would not reasonably have or be expected to have, individually or in the aggregate, a material adverse effect on Buyer’s ability to legally consummate the Transactions. Neither the execution, delivery, performance and compliance by Buyer of this Agreement or any other Transaction Document to which it is or will be a party, nor the consummation by Buyer of the Transactions will (with or without notice or lapse of time or both) (i) conflict with or violate any provision of any Organizational Documents of Buyer, (ii) other than as set forth on Section 2.5(b)(ii) of the Company Disclosure Schedule, require the consent, notice, or other action by any Person under, conflict with, result in a breach, violation or infringement of, or constitute a default or give rise to the creation of any Lien (except for Permitted Liens), the right of any payment, termination, amendment, suspension, revocation, cancellation or acceleration, the loss of any right or the creation or increase of any obligation under, any of the terms, conditions or provisions of any Contract or Lease to which Buyer is a party to or bound by or (iii) upon receipt of the consents set forth on Section 2.5(b)(ii) of the Company Disclosure Schedule, violate any Law or Order applicable to Buyer or any of its properties or assets, except in the case of clauses (ii) and (iii) above for consents, notices, actions, conflicts, breaches, violations, defaults, Liens or other rights that have not had or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer’s ability to legally consummate the Transactions.

4.4. Actions; Litigation. (a) There is no Action pending or, to the Knowledge of Buyer, threatened against Buyer before any Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer’s ability to legally consummate the transactions contemplated by this Agreement and each other Transaction Document to which it is or will be a party, and (b) Buyer is not subject to any outstanding Order that would reasonably be expected to prevent, enjoin or otherwise materially delay Buyer’s ability to consummate the Transactions.

4.5. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any of its Affiliates for which the Company would be liable.

ARTICLE V
Indemnification

5.1. Survival of Representations and Warranties. The representations and warranties in this Agreement shall survive the Closing and until the fifteen (15) month anniversary of the Closing Date (the “General Survival Date”), except that (a) the Fundamental Representations shall survive the Closing and until the five (5) year anniversary of the Closing Date and (b) the representations and warranties set forth in Section 2.11(a) (Benefit Plans) and Section 2.14 (Taxes) (collectively the “Tax Representations”) shall survive the Closing until sixty (60) days after the expiration of the applicable statute of limitations (taking into account any waiver, mitigation, tolling, or extension thereof); provided, that any claim asserted in accordance with Section 5.5 or Section 5.6 prior to the expiration of the survival period(s) applicable thereto shall not thereafter be barred by the expiration of the survival period and such claims shall survive until finally resolved. The covenants shall survive the Closing until fully performed in accordance with their terms.

5.2. General Indemnification.

(a) Indemnification Obligations of the Seller. Subject to the limitations set forth in Section 5.3, after the Closing, the Seller shall indemnify Buyer, the Company and their respective Affiliates, officers, directors, employees, agents, representatives, successors and permitted assigns (other than the Seller) (collectively, the “Buyer Indemnified Persons”) and defend, save and hold each of them harmless against any Losses, which any Buyer Indemnified Person actually suffers, sustains or becomes subject to, as a result of, in connection with or arising out of:

(i) any breach or inaccuracy of any representation or warranty of the Seller under this Agreement, including representations and warranties of the Seller regarding the Company, or in any of the certificates or other instruments or documents furnished by Seller pursuant to this Agreement;

(ii) any breach of any covenant, agreement or other provision by the Company or the Seller under this Agreement;

(iii) any Pre-Closing Taxes, in each case solely to the extent not expressly included in the calculation of the Final Purchase Price;

(iv) to the extent the following items are not expressly included in the calculation of the Net Working Capital or have not been expressly included in the calculation of the Final Purchase Price pursuant to Section 1.4 (in each case, solely to the extent of the amount so expressly included): (x) any Closing Indebtedness and (y) any Liability for Seller Expenses;

(v) any Liability of the Retained Business;

(vi) any Liability at any time before the closing of business on the Closing Date arising out of, in connection with, or relating to the application for employment or service with, the employment with or performance of services for, or the termination of employment or service from, Seller or any of its Affiliates of any Terminated Employee, including for the avoidance of doubt, (A) any Liability under COBRA, (B) all severance, termination pay, accrued but unused vacation, paid sick leave, and paid time off and any accrued or earned but unpaid bonuses, commissions or other incentive compensation due, payable, or owing to any Terminated Employee relating to any period on or prior to the Closing Date, and (C) any Liability relating to workers’ compensation claims or occurrences which were filed or presented on or before the Closing Date or which are filed or presented after the Closing Date hereof but relate to claims or injuries based on events occurring on or before the Closing Date with respect to any Terminated Employee. For the avoidance of doubt, Seller shall not be responsible for any Liability arising out of the employment, engagement or rehire of any Terminated Employee by Buyer following the Closing Date; and

(vii) any Indemnified Regulatory Matters.

(b) Indemnification Obligations of Buyer. Subject to the limitations set forth in Section 5.3, after the Closing, Buyer shall indemnify the Seller and its Affiliates, officers, directors, employees, agents, representatives, successors and permitted assigns (but not including the Company) (collectively, the “Seller Indemnified Persons” and together with the Buyer Indemnified Persons, the “Indemnified Persons”) and hold them harmless against any Losses which any Seller Indemnified Person may suffer, sustain or become subject to, as a result of, in connection with or arising out of:

(i) any breach or inaccuracy of any representation or warranty of the Buyer under this Agreement or in any of the certificates or other instruments or documents furnished by the Buyer pursuant to this Agreement; and

(ii) any breach of any covenant, agreement or other provision by the Buyer under this Agreement.

(c) Notwithstanding anything in this Agreement to the contrary, if any representation or warranty contained in this Agreement or in any certificate delivered in connection herewith is qualified by materiality, “Material Adverse Effect” or words of similar import, such qualification will be ignored and deemed not included in such representation or warranty for purposes of (i) calculating the amount of Losses with respect to such breach or inaccuracy and (ii) determining whether there has been a breach or inaccuracy of such representation or warranty; provided, however, that this provision shall not apply to (A) clause (x) of Section 2.7 or (B) any defined term (e.g., “Material Contract,” “Material Customer,” “Material Vendor” or “Material Agent”) other than “Material Adverse Effect”.

5.3. Limitations on Indemnification. Notwithstanding anything contained in Section 5.2:

(a) the Seller shall not be required to indemnify any Buyer Indemnified Person in respect of any Losses for which indemnity is claimed under Section 5.2(a)(i) (other than with respect to the Fundamental Representations, the Tax Representations or in the case of Fraud) unless and until the aggregate of all such Losses for which indemnification is being sought exceeds $100,000 (the “Deductible”) (at which point any and all Losses suffered or incurred from the first dollar of the Deductible shall be payable);

(b) the maximum aggregate liability of the Seller for Losses pursuant to Section 5.2(a)(i) (other than with respect to the Fundamental Representations, the Tax Representations or Fraud) shall not exceed $1,700,000 (the “Cap”);

(c) the maximum aggregate liability of the Seller for Losses arising under Section 5.2(a)(vii) shall not exceed $750,000 (the “Regulatory Cap”);

(d) the maximum aggregate liability of the Seller for all Losses pursuant to Section 5.2(a), shall not exceed $14,500,000; provided, however, that such cap shall not apply in the case of Fraud;

(e) the maximum aggregate liability of the Buyer for Losses pursuant to Section 5.2(b) shall not exceed $14,500,000; provided, however, that such cap shall not apply in the case of Fraud; and

(f) the amount of any Loss shall be net of any amounts actually recovered by the Indemnified Person under insurance policies with respect to such Loss, net of any costs or expenses related to the recovery of such payment, including the costs of enforcement, deductibles and premium adjustments. Each Indemnified Person agrees to use commercially reasonable efforts to collect any amounts recoverable under applicable insurance policies (other than self-insurance policies), indemnification agreements, contracts and similar rights and to seek recovery under all applicable insurance policies, indemnification agreements, contracts and similar rights for all Losses to the extent such Losses are covered by any insurance policy, indemnification agreement, contract or similar right of such Indemnified Person; provided, that, in no event shall the Indemnified Person be obligated to institute any legal action against any Person in an effort to obtain such proceeds, payments or reimbursements. For the avoidance of doubt, an Indemnified Person shall not be entitled to recover more than once for the same Loss, including by reason of the same Loss having resulted in recovery under multiple provisions of this Agreement or through insurance proceeds, indemnification payments or other recoveries; and

(g) Notwithstanding anything to the contrary in this Agreement, no Buyer Indemnified Person shall recover, pursuant to this Article V, the amount of any Loss that was that was actually included as a reduction to the Final Purchase Price, including through Closing Net Working Capital, Closing Cash, Closing Indebtedness or Unpaid Seller Expenses, but solely to the extent of the amount so included.

Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall limit any liability for Fraud.

5.4. Manner of Payment. Subject to the limitations set forth in Section 5.3, any indemnification obligations of (x) Seller to any Buyer Indemnified Person pursuant to this ARTICLE V shall be satisfied as follows: (a) (i) with respect to claims pursuant to Section 5.2(a)(i) through Section 5.2(a)(vi), first from the funds available in the General Indemnity Escrow Account until all funds in the General Indemnity Escrow Account have been exhausted and (ii) with respect to claims pursuant to Section 5.2(a)(vii), solely from the funds available in the Regulatory Indemnity Escrow Account until all funds in the Regulatory Indemnity Escrow Account have been exhausted; and (b) thereafter, with respect to claims under Section 5.2(a)(i) through Section 5.2(a)(vi) by payment directly from the Seller in cash by wire transfer of immediately available funds to an account designated in writing by Buyer and (y) Buyer to any Seller Indemnified Person pursuant to this ARTICLE V shall be satisfied by a payment directly from the Buyer in cash by wire transfer of immediately available funds to an account designated in writing by Seller.

5.5. Third Party Claims. If any Action is initiated by any Third Party against any Indemnified Person, and if such Indemnified Person intends to seek indemnification with respect thereto under this ARTICLE V, such Indemnified Person shall promptly (and in any event within thirty (30) days thereof or sooner to the extent necessary to avoid prejudicing the rights or defenses of the Responsible Party), after receipt of written notice of such Action, provide written notice of such Action to the party or parties from whom the Indemnified Person intends to seek indemnification (the “Responsible Party”), which notice shall (i) describe such Action in reasonable detail, and (ii) state the amount claimed in respect thereof (if known and quantifiable) or a good faith estimate (based on facts known to such Indemnified Person at such time) of the amount reasonably expected to be incurred by the Indemnified Person in respect thereof (if reasonably quantifiable); provided, that the failure to so notify a Responsible Party shall not relieve such Responsible Party of its obligations hereunder unless and to the extent the Responsible Party shall be actually prejudiced by such failure to so notify. A Responsible Party shall be entitled to participate in the defense of such Action giving rise to an Indemnified Person’s claim for indemnification at such Responsible Party’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing counsel reasonably acceptable to the Indemnified Person to be the lead counsel in connection with such defense within forty-five (45) days of its receipt of notice of the Action; provided, that prior to the Responsible Party assuming control of such defense, it shall (x) demonstrate to the Indemnified Person in writing (A) such Responsible Party’s financial ability to provide full indemnification to the Indemnified Person with respect to such Action (including the ability to post any bond required by the court or adjudicative body before which such Action is taking place) and (B) that, assuming the Responsible Party were to become obligated to indemnify the Indemnified Person hereunder in respect of the estimated amount of the Loss relating to such Action (determined in good faith based upon all of the information pertaining to the Action available at such time), the Responsible Party (after giving effect to any applicable limitations on indemnification in Section 5.3) would be responsible for more of the Loss than the Indemnified Person in the event such Action were determined in an adverse manner to the Responsible Party and the Indemnified Person, and (y) unconditionally agree in writing to be fully responsible for all Losses relating to such Action to the extent such Losses are subject to indemnification under this ARTICLE V; provided, further, that:

(a) the Indemnified Person shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, that the fees and expenses of such separate counsel shall be borne by the Indemnified Person (other than any reasonable fees and expenses of such separate counsel that are incurred prior to the date the Responsible Party effectively assumes control of such defense which, notwithstanding the foregoing, shall be indemnifiable Losses hereunder borne by the Responsible Party);

(b) the Responsible Party shall not be entitled to assume control of such defense and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Person if (i) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (ii) the claim seeks an injunction or equitable relief against the Indemnified Person, (iii) based on the advice of counsel, a conflict of interest exists between the Responsible Party and the Indemnified Person, (iv) the Responsible Party, after receipt of written notice from the Indemnified Person specifying in reasonable detail the basis for the Indemnified Person’s determination that the Responsible Party has failed or is failing to vigorously (given the nature of such claim) and in good faith prosecute or defend such claim, fails to cure such deficiency within ten (10) days after receipt of such notice, or (v) the Indemnified Person is a Buyer Indemnified Person and the defense of such Action by the Responsible Party would be, as reasonably determined by the Indemnified Person, expected to adversely affect the Indemnified Person’s relationship with any of such party’s customers, suppliers or other business relationships;

(c) if the Responsible Party shall control the defense of any such claim, the Responsible Party shall obtain the prior written consent of the Indemnified Person before entering into any settlement of an Action or ceasing to defend such claim or Action unless (i) the settlement involves only payment of money damages, (ii) all such money damages will be the responsibility of, and paid by, the Responsible Party, (iii) the settlement does not impose any injunctive or other equitable relief on the Indemnified Person, (iv) the settlement contains no admission of wrongdoing or Liability on behalf of the Indemnified Person and (v) the settlement contains a legally binding, unconditional and irrevocable release of the Indemnified Person from all Liabilities with respect to such claim;

(d) if the Responsible Party does not assume the defense of an Action or ceases to have the right to continue the control of such defense in accordance with this Section 5.5, then the Indemnified Person shall have the right to control the defense, compromise or settlement of such Action (including the selection of counsel), subject to the right of the Responsible Party to participate (with counsel of its choice, but the fees and expenses of such additional counsel shall solely be at the expense of the Responsible Party), and the Responsible Party shall reimburse the Indemnified Person for reasonable and documented out-of-pocket fees and expenses of counsel incurred in defending such Action as and when such fees and expenses are incurred; provided, that, for the avoidance of doubt, any such amounts advanced or reimbursed shall be treated as Losses for purposes of this ARTICLE V and shall be subject to any applicable limitations on indemnification set forth in Section 5.3, and the Indemnified Person will not compromise or settle any such action, suit, proceeding, claim or demand without the prior written consent of the Responsible Party, which consent shall not be unreasonably withheld, conditioned or delayed; and

(e) the party that is not conducting the defense shall provide the party conducting the defense and its counsel with reasonable access during normal business hours to such party’s records and personnel relating to any Action initiated by a third party and the parties shall otherwise reasonably cooperate in conducting the defense in the defense or settlement thereof.

(f) Notwithstanding the foregoing, to the extent that there is any inconsistency between this Section 5.5 and Section 6.1(c) with respect to any Tax Claim, the provisions of Section 6.1(c) shall govern.

5.6. Direct Claims. Any claim by an Indemnified Person on account of Losses that does not result from a Third Party as contemplated by Section 5.5 (a “Direct Claim”) will be asserted by giving the Party from whom indemnification is sought pursuant to this ARTICLE V (an “Indemnifying Party”) reasonably prompt written notice thereof (and in any event not later than thirty (30) days after the Indemnified Person becomes actually aware of such Direct Claim or sooner to the extent necessary to avoid prejudicing the rights or defenses of the Indemnifying Party), which notice shall (i) describe such Direct Claim in reasonable detail, and (ii) state the amount claimed in respect thereof (if known and quantifiable) or a good faith estimate (based on the facts known to such Indemnified Person at such time) of the amount reasonably expected to be incurred by the Indemnified Person in respect thereof (if reasonably quantifiable); provided, that, failure by the Indemnified Person to timely give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure. In the event that the Indemnifying Party disagrees in good faith that it is responsible for indemnifying any Indemnified Person for any Loss identified in such notice pursuant to the terms of ARTICLE V, the Indemnifying Party shall have thirty (30) days to deliver written notice of such disagreement (a “Direct Claim Disagreement Notice”) to the Indemnified Person. Any Direct Claim Disagreement Notice must specify in reasonable detail the nature and amount of any disagreement so asserted and the detailed basis therefor. If a timely Direct Claim Disagreement Notice is received by the Indemnified Person pursuant to the immediately preceding sentence, then during the thirty (30) days immediately following the delivery of a Direct Claim Disagreement Notice, the Indemnifying Party and Indemnified Person shall seek in good faith to resolve in writing any differences which they may have with respect to the items set forth in the Direct Claim Disagreement Notice. During such period, each of the Indemnifying Parties and Indemnified Persons shall have reasonable access to the other Person’s information relating to the nature and calculation of applicable Losses, provided that neither the Indemnifying Parties nor the Indemnified Persons be required to provide such access or disclose any information to the other Person if doing so would reasonably be expected to (1) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (2) violate any Law to which such Person is subject; provided, however, that the non-disclosing Person shall notify the other Person of the reason such access or disclosure cannot be provided and make commercially reasonable efforts to provide access or disclose any portion of information from the requested items that does not violate the foregoing clauses (1) through (2). If at the end of such thirty (30) day period, any disputed item set forth in the Direct Claim Disagreement Notice has not been resolved by the Indemnifying Party and Indemnified Person, each party shall have the right to pursue such remedies to which they are entitled at Law or in equity, subject in all respects to the terms of this Agreement.

5.7. Final Purchase Price Adjustment. All indemnification payments made under this ARTICLE V shall be treated by the Parties as an adjustment to the Final Purchase Price for all Tax purposes, except as required by applicable Law.

5.8. Waiver. The Seller hereby agrees that such Person shall not make any claim for indemnification hereunder against the Company by reason of the fact that such Person or one or more of its officers was an equityholder, director, officer, employee or agent of the Company or was serving at the request of the Company as a director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise) with respect to any Action brought by any Buyer Indemnified Person against the Seller or any claim against the Seller in connection with this Agreement, and the Seller hereby acknowledges and agrees that such Person shall have no claims or right to contribution or indemnity from the Company with respect to any amounts paid by such Person pursuant to this ARTICLE V.

5.9. Exclusive Remedies. The remedies provided in this ARTICLE V, subject to the limitations set forth herein, shall, from and after the Closing, be the sole and exclusive remedies of the Indemnified Persons for the recovery of Losses resulting from, relating to or arising out of this Agreement, except (a) in the case of Fraud and (b) for any other remedies expressly set forth in this Agreement other than in this ARTICLE V (including as set forth in Section 1.4). In furtherance of the foregoing, each Indemnified Person hereby waives, to the fullest extent permitted under Law, any other rights, claims and causes of action it may have following the Closing against any other party hereto arising under or based on any Law (other than any claims arising from Fraud).

5.10. Release of Escrow Funds.

(a) No later than five (5) Business Days following the General Survival Date, Buyer and the Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to the Seller (i) an amount from the General Indemnity Escrow Account, by wire transfer of immediately available funds to such accounts designated in writing by the Seller, equal to (A) the then-remaining funds in the General Indemnity Escrow Amount as of the General Survival Date, minus (B) the aggregate amount of actual or estimated Losses from claims made by the Buyer Indemnified Persons pursuant to Section 5.2(a)(i) through Section 5.2(a)(vi), that remain unresolved as of the General Survival Date and (ii) an amount from the Regulatory Indemnity Escrow Account, by wire transfer of immediately available funds to such accounts designated in writing by the Seller, equal to (A) the then-remaining funds in the Regulatory Indemnity Escrow Amount as of the General Survival Date, minus (B) the aggregate amount of actual or estimated Losses from claims made by the Buyer Indemnified Persons pursuant to Section 5.2(a)(vii) that remain unresolved as of the General Survival Date.

(b) Thereafter, upon resolution of all such pending claims and disbursement to the Buyer Indemnified Persons of any amounts due to such Buyer Indemnified Persons as a result of such resolution(s), Buyer and the Seller shall instruct the Escrow Agent to deliver to the Seller any remaining funds in the General Indemnity Escrow Account and Regulatory Indemnity Escrow Account, as applicable, by wire transfer of immediately available funds to such accounts designated in writing by the Seller. Notwithstanding the foregoing, no funds shall be distributed pursuant to this Section 5.10, to the extent that some or all of the funds in escrow are the subject of a Direct Claim or Direct Claim Disagreement Notice and are to be retained in escrow pursuant to Section 5.6.

(c) For the avoidance of doubt, the parties agree that the General Indemnity Escrow Amount shall be available solely to satisfy claims pursuant to Section 5.2(a)(i) through Section 5.2(a)(vi), and the Regulatory Escrow Amount shall be available solely to satisfy claims pursuant to Section 5.2(a)(vii).

ARTICLE VI
Covenants and Agreements

6.1. Tax Matters.

(a) Purchase Price Allocation.

(i) For U.S. federal (and applicable state and local) income Tax purposes, Buyer and Seller intend that the transactions contemplated hereby shall be treated as a purchase and sale of the assets of the Company (the “Intended Tax Treatment”).

(ii) Buyer shall prepare or cause to be prepared an allocation of the aggregate consideration (including any assumed liabilities and other relevant items) for the Company Interests among the assets of the Company (and all other required items) in accordance with Section 1060 of the Code and the Treasury Regulations thereunder and the principles for determining fair market value as set forth on Schedule 6.1(a) (the “Allocation”). Buyer shall deliver the Allocation to Seller within ninety (90) days after the date the Closing Statement is finalized, and the Seller shall be entitled to provide comments thereon to the Buyer within fifteen (15) Business Days following receipt thereof, who will consider any such comments in good faith. If the Buyer objects to any such comments, the parties shall negotiate in good faith and use their commercially reasonable efforts to resolve such dispute. If the Seller and the Buyer are unable to resolve such disputes, the matter shall be submitted to the Independent Auditor for resolution in accordance with the procedures set forth in Section 1.4(c), mutatis mutandis. In the event the Seller does not dispute the Allocation within the time period set forth herein, then Allocation shall be binding upon the Seller Parties. Buyer shall update the Allocation from time to time to reflect any adjustment to the aggregate consideration (including any assumed liabilities and other relevant items) pursuant to this Agreement.

Buyer and Seller and their respective Affiliates shall report, act and file Tax Returns in all respects and for all purposes consistent with the Intended Tax Treatment and the Allocation as finally determined pursuant to this Section 6.1(a). Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Buyer may reasonably request to prepare the Allocation.

(b) Tax Returns. Seller shall, at its own expense, prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by Seller. Buyer shall prepare (or cause to be prepared) and timely file (or caused to be timely filed), all Tax Returns for the Company first coming due after the Closing Date and that relate to a Pre-Closing Tax Period or Straddle Period (the “Buyer Prepared Tax Returns”). To the extent a Buyer Prepared Tax Return shows a Pre-Closing Tax as due and payable by Seller, Buyer will deliver drafts of each Buyer Prepared Tax Return to the Seller for its review and comment at least fifteen (15) days prior to the due date of such Buyer Prepared Tax Return, and Buyer shall consider in good faith and reasonably incorporate any timely comments of the Seller for inclusion on such Buyer Prepared Tax Returns, to the extent consistent with applicable Law. The Seller shall be responsible for the payment of all Pre-Closing Taxes properly shown as due on any Buyer Prepared Tax Return, except to the extent resulting from any action taken by Buyer or its Affiliates after the Closing outside the Ordinary Course of Business. No later than five (5) days prior to the due date of any Buyer Prepared Tax Return showing any Pre-Closing Tax as owed, the Seller shall pay directly to Buyer or the Company the amount of such Pre-Closing Taxes required to be remitted to the applicable Governmental Entity pursuant to such Buyer Prepared Tax Return. Any failure or delay of Buyer in providing a Buyer Prepared Tax Return to the Seller for review in accordance with this Section shall (i) extend the time for Seller’s payment obligations hereunder by a corresponding period, Seller shall not be liable for any penalties, interest or similar amounts arising solely from such failure or delay by Buyer, and (ii) shall not reduce or otherwise affect the obligations of the Seller pursuant to this agreement except to the extent Seller is actually prejudiced thereby.

(c) Cooperation on Tax Matters. Buyer and the Company, on the one hand, and the Seller on the other, shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with (i) the filing of Tax Returns pursuant to this Section 6.1, and (ii) any audit, inquiry, proceeding, investigation, examination, claim, litigation or other Action related to Taxes or Tax Returns of the Company. Such cooperation shall include the retention and, upon the other Party’s request, the provision of records and information which are reasonably relevant to any such Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and the Company, on the one hand, and the Seller on the other, agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period or any Straddle Period until the expiration of the statute of limitations (and, to the extent notified by the other Party, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.

(d) Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), (i) the amount of any Taxes for a Straddle Period based on or measured by income, gross or net sales, use, payroll, payments or receipts of the Company which relate to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity shall be deemed to terminate at such time), except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a daily pro-ration method, and (ii) the amount of any other Taxes for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period, multiplied by a fraction, the numerator of which is the number of days during the Straddle Period prior to and including the Closing Date, and the denominator of which is the number of days in such Straddle Period. In the case of a Tax that is (i) paid for the privilege of doing business during a period (a “Privilege Period”) and (ii) computed based on business activity occurring during an accounting period ending prior to such Privilege Period, any reference to a “Tax period,” a “tax period” or a “taxable period” shall mean such accounting period and not such Privilege Period. This Section 6.1(d) shall not apply to Transfer Taxes.

(e) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (“Transfer Taxes”) shall be equally borne by the Seller and Buyer when due, and the Seller and Buyer shall, at their own expenses, file all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and, if required by applicable Law, the Seller shall, and shall cause the Company and their Affiliates to, join in the execution of any such Tax Returns and other documentation. To the extent that any Transfer Tax is by applicable Law payable by Buyer or the Company rather than the Seller, the Seller shall, within five (5) days after required by Buyer, transfer Seller’s half of the amount due in immediately available funds to an account designated by Buyer.

(f) Tax Contests. In the case the Seller receives notice of any audit, inquiry, proceeding, investigation, examination, claim, litigation or other Action related to Taxes or Tax Returns of the Company (a “Tax Claim”) relating to any Pre-Closing Tax Period or any Straddle Period, the Seller shall, upon receipt of notice of such Tax Claim, inform Buyer of such Tax Claim. Buyer shall control the contest or resolution of any Tax Claim. The Company shall control any Tax Claim that relates to Taxes or Tax Returns of the Company (a “Tax Contest”); provided, however, (A) the Company shall not settle, resolve or abandon such Tax Contest without the prior written consent of Seller, which consent shall not be unreasonably withheld, delayed or conditioned, (B) the Company shall provide Seller with copies of all significant correspondence, notices or other written materials received from a Governmental Entity regarding such Tax Contest and otherwise keep Seller reasonably advised of any significant developments, and of any significant communications regarding such Tax Contest, and (C) Seller shall have the right to participate in such Tax Contest at its sole cost and expense. Notwithstanding anything to the contrary, Seller shall control any claim, suit, action, litigation, or proceeding relating to any Seller Affiliated Group and shall timely pay all resulting Taxes.

(g) Tax Sharing Agreements. All Tax allocation agreements, Tax indemnity agreements, Tax sharing agreements or any other agreements or arrangements under which the Company may be required to make payments with respect to Taxes, any Tax benefits (whether actual or deemed) or Tax assets (excluding, in each case, agreements entered into in the ordinary course of business and the primary purpose of which is not related to Taxes) with respect to or involving the Company shall be terminated as of the Closing Date, and the Company shall not have any further rights or liabilities thereunder. Any power of attorney with respect to Taxes or Tax Returns of the Company will be terminated as of the Closing Date.

6.2. Restrictive Covenants.

(a) Non-Compete. As an inducement for Buyer to enter into this Agreement and to consummate the transactions contemplated by this Agreement, the Seller (the “Restricted Party”) hereby covenants and agrees that during the period beginning on the date of this Agreement and ending on the fifth (5th) anniversary of the Closing Date (the “Restrictive Period”), the Restricted Party shall not (and shall cause its Affiliates not to), directly or indirectly, (i) engage or have a financial interest in, form, acquire, finance, operate, manage, control, participate in (whether as an officer, director, employee, partner, manager, member, agent, representative or otherwise), consult with, or render services to, any enterprise that, directly or indirectly, engages in the Business or otherwise competes with the business as presently conducted or as presently proposed to be conducted by the Company anywhere in the United States (a “Competing Business”), or undertake any actions in preparation of conducting any of the foregoing, or (ii) call upon, engage with, solicit, advise or otherwise do, or attempt to do, business with any customers, suppliers or business relations of the Company for the purpose of conducting or engaging in a Competing Business or in a manner reasonably expected to cause such customer, supplier or business relation to materially reduce, terminate, or adversely modify its business relationship with the Company. Nothing herein shall prohibit the Restricted Party (or any of its respective Affiliates) from being a passive owner of not more than two percent (2%) of the outstanding stock of any class of a corporation which is publicly traded or be a passive owner of not more than 2% of a fund that invests in a Competing Business, so long as the Restricted Party has no active participation in the business of such corporation or fund. The Restricted Party acknowledges that the Company’s business has been conducted or is presently proposed to be conducted throughout the United States and that the geographic restrictions set forth above are reasonable and necessary to protect the goodwill of the Company’s businesses being sold by the Seller pursuant to this Agreement.

(b) Non-Solicit; No Hire. The Restricted Party hereby covenants and agrees that during the Restrictive Period, the Restricted Party shall not, directly or indirectly, (i) induce or attempt to induce any individual that was an officer, employee or independent contractor of the Company at any time during the twelve (12) months prior to the date of this Agreement (each, a “Prohibited Person”) to leave the employ or engagement of the Company, Buyer or any of their respective Affiliates (collectively, the “Protected Entities”), (ii) hire or engage any Prohibited Person or (iii) in any other way interfere with the relationship between any Protected Entity and any Prohibited Person. The Restricted Party further covenants and agrees that, during the Restrictive Period, the Restricted Party shall not, directly or indirectly, induce or attempt to induce any customer, supplier, licensee or other business relation of any Protected Entity to cease doing business with such Protected Entity, or in any way interfere with the relationship between any Protected Entity and any customer, supplier, licensee or other business relation thereof (including by inducing or attempting to induce any such Person to reduce the amount of business it does with any Protected Entity). Notwithstanding anything to the contrary contained herein, the foregoing shall not prevent any Restricted Party from undertaking general solicitations of employment not specifically targeted at any of the Company’s employees, so long as the Restricted Party does not hire or engage such individual.

(c) Non-Disparagement. Each of Buyer, on the one hand, and the Restricted Party, on the other hand, hereby covenants and agrees that it shall not make, or solicit or encourage others to make or solicit, directly or indirectly, any derogatory or negative public statement or public communication about the other Party, the Company or any Affiliates of either Party or the Company or any of their respective businesses, products, services, personnel or activities; provided, however, that nothing herein shall prohibit either Party from (i) making any truthful statement to the extent required by applicable Law or pursuant to any Action, (ii) enforcing such Party’s rights or remedies under this Agreement or any related agreement, or (iii) making any truthful statement in connection with any dispute between the Parties or in response to any statement, claim or allegation made by the other Party or its Affiliates.

(d) Confidentiality. Following the Closing, the Restricted Party shall (and shall cause its Affiliates and its and their respective officers, directors and employees to) maintain as confidential and shall not (and shall cause its Affiliates and its and their respective officers, directors and employees not to) use or disclose (except as required by applicable Law, to the extent necessary in connection with the enforcement of its rights under this Agreement, or as authorized in writing by Buyer) any information or materials relating to the businesses, operations and affairs of any of the Protected Entities (including any business plans, practices and procedures, pricing information, sales figures, profit or loss figures, information relating to customers, clients, suppliers, sources of supply and customer lists, contractual arrangements, inventions, innovations, designs or other confidential Intellectual Property rights of the Protected Entities) (“Confidential Information”) that are not generally available to the public or lawfully acquired or obtained, or independently developed (without the incorporation of any Confidential Information therein) by the Restricted Party without violating any legal, contractual or fiduciary obligation. In the event the Restricted Party is required by Law to disclose any Confidential Information, the Restricted Party shall, to the extent legally permitted, (i) promptly notify Buyer in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, (ii) cooperate with Buyer, at Buyer’s expense, to obtain a protection order or other confidentiality treatment and disclose only that portion, if any, of the Confidential Information as is required by Law and (iii) provide Buyer with a reasonable opportunity to review and comment on such disclosure to the extent permitted by applicable Law.

(e) Acknowledgment; Enforcement. The Restricted Party acknowledges that the restrictions contained in this Section 6.2 are reasonable and necessary to protect the legitimate interests of the Company and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. The Restricted Party acknowledges and agrees that: (i) if, at the time of enforcement of any of the covenants and agreements set forth in this Section 6.2, a court shall hold that the duration or scope stated herein are unreasonable under circumstances then existing, Buyer and the Restricted Party agree that the maximum duration or scope under such circumstances shall be substituted for the stated duration or scope and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period and scope permitted by Law; (ii) the invalidity or unenforceability of any covenant or provision in this Section 6.2 shall not invalidate or render unenforceable the remaining covenants or provisions in this Section 6.2 or otherwise in this Agreement, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction; (iii) in addition to Section 8.15 and not in limitation thereof, if the courts of any one or more of such jurisdictions hold any of the covenants and agreements set forth in this Section 6.2 unenforceable in whole or in part, it is the intention of Buyer and the Restricted Party that such determination shall not bar or in any way adversely affect the rights of any party hereto to equitable relief and remedies hereunder in courts of any other jurisdiction as to breaches or violations of such covenant or agreement, such covenants and agreements being, for this purpose, severable into diverse and independent covenants and agreements; and (iv) in the event of the Restricted Party’s breach of any of the covenants and agreements set forth in this Section 6.2, money damages may be inadequate and neither the Company nor Buyer may have adequate remedy at law and that the Company and Buyer, in addition and supplementary to other rights and remedies existing in their favor, may apply to any court of law or equity of competent jurisdiction for specific performance, injunctive relief or other relief in order to enforce or prevent any violations of such covenants and agreements (without posting a bond or other security) and (v) each covenant contained in this Section 6.2 and each provision hereof is a severable and distinct covenant and provision. In addition, in the event of a breach or violation of any of the covenants and agreements set forth in this Section 6.2, the Restrictive Period shall be tolled only during the pendency of an Action commenced prior to the expiration of the Restrictive Period alleging such breach or violation and only with respect to the period during which such breach or violation continues uncured.

6.3. Use of Names. From and after the Closing, the Seller shall, and shall cause its Affiliates to, cease using any Mark owned by the Company or that is included in the Company IP or any variations or derivatives thereof or names or Marks similar thereto (collectively, the “Restricted Marks”), except for any permitted fair use solely to the extent such use constitutes fair use under, and is permitted by, applicable Law; provided that no Seller nor any of its affiliates shall intentionally hold itself out as having any affiliates with the Company from and after Closing. From and after the Closing, the Seller shall not, directly or indirectly, use, or seek to register, or apply to register, or require any other Person to register or apply-for, any Restricted Marks or to otherwise obtain any right, title or interest therein or thereto. For the avoidance of doubt, all goodwill with respect to the Restricted Marks shall inure to the benefit of the Company and the Seller hereby assign any such goodwill in the Restricted Marks to the Company.

6.4. Further Assurances. Following the Closing, the Seller shall execute and deliver such further instruments of conveyance and transfer and take such additional action as Buyer may reasonably request, at Buyer’s sole cost and expense, to effect, consummate, confirm or evidence the transactions contemplated by this Agreement, including with respect to the conduct by the Company of its Business and obtaining and maintaining all licenses and consents necessary or desirable in connection therewith, and the Seller shall execute such documents as may be reasonably necessary to assist Buyer in preserving or perfecting its ability to conduct the Business of the Company for a reasonable period of time following the Closing.

6.5. Release. As a material inducement to Buyer to enter into this Agreement, effective as of the Closing, the Seller on its own behalf and on behalf of its controlled Affiliates (determined as of the Closing Date) and its and their successors and assigns (collectively, the “Releasing Persons”), agrees not to sue and unconditionally and irrevocably fully acquits, releases and forever discharges each Protected Entity and each of their respective affiliated and related entities and each current and future officer, director, employee, partner, member, manager, current or future equityholder, general or limited partner, controlling person, agent, representative, heir, beneficiary, executor, trustee, administrator, successor and assign of any of the foregoing (collectively, the “Released Persons”), with respect to and from any and all claims, demands, rights, liens, contracts, covenants, proceedings, causes of action, obligations, debts, expenses (including reasonable attorneys’ fees) and losses of whatever kind or nature in law, equity or otherwise, whether now known or unknown, and whether or not concealed or hidden, all of which any such Releasing Person now owns or holds or has at any time owned or held against any Released Person arising out of or relating to or accruing from such Releasing Person’s relationship (whether employment, service, contractual, ownership or otherwise) with the Company, including the operations of the Company or the direct or indirect investment in the Company, including the direct or indirect ownership of Company Interests, on or prior to the Closing Date, with the exception of claims for (a) earned wages that remain unpaid as of the Closing Date, (b) reimbursements for the business expenses incurred and documented in compliance with the Company’s policies in effect immediately prior to the date hereof and consistent with prior expenditures, (c) unreimbursed claims under employee health and welfare plans, consistent with the terms of coverage, (d) the entitlement of such Released Person to COBRA continuation coverage benefits or any other similar benefits required to be provided by law, (e) amounts which are vested under the Company’s prior 401(k) plan, (f) enforcing such Releasing Person’s rights under this Agreement and the Transaction Documents, if any, or (g) rights to indemnification under the Company’s organizational documents or the Company’s currently existing directors’ and officers’ insurance liability policy and employment practices liability insurance policy.

6.6. Minimum Cash Amount. At Closing, the Seller shall have in its accounts Closing Cash in an amount not less than the Minimum Cash Amount. The Parties acknowledge and agree that the Minimum Cash Amount is intended solely to ensure that the Company has adequate liquidity to operate the Business immediately following the Closing and is not intended to reduce the Purchase Price otherwise payable to Seller. Accordingly, the Minimum Cash Amount shall be included in the determination of Closing Cash and the calculation of the Purchase Price pursuant to Section 1.4.

6.7. Wrong Pockets.

(a) If, after the Closing, Seller or its Affiliates (which, for the avoidance of doubt, shall not include the Company) receives any cash, checks, payment or other property with respect to the Business that otherwise should have been received by the Company, Seller will, or will cause its Affiliates to, promptly transfer or remit (or cause to be promptly transferred or remitted) the portion of such funds or other property related to the Business to the Company or its designee(s). If, after the Closing, Buyer or its Affiliates (which, for the avoidance of doubt, includes the Company) receives any cash, checks, payment, asset or other property with respect to the Seller’s or its Affiliates’ Retained Business that otherwise should have been received by Seller or its Affiliates and is not related to the Business, Buyer will, or will cause its Affiliates to, promptly transfer or remit (or cause to be promptly transferred or remitted) the portion of such funds or other property related to the Seller’s or its Affiliates’ Retained Business to Seller or its designee(s). The parties agree to treat the ultimate receipt of any such funds as having received the payment ab initio for all applicable Tax purposes.

6.8. D&O Tail Policy. At or prior to Closing, Company agrees to procure director and officer liability, fiduciary liability and employment practices liability insurance run off policy with a six (6) year claims period, which insurance policy shall provide coverage for events, acts and omissions arising, in whole or in part, from facts or circumstances which occurred prior to the Closing Date on terms not less favorable than the coverage provided to individuals who were managers, directors, officers or fiduciaries of the Company by the policy maintained by the Company immediately prior to the Closing (the “D&O Tail Policy”).

6.9. Privilege and Related Matters.

(a) Any privilege attaching as a result of Barley Snyder LLP (the “Firm”) representing the Company and/or the Seller in connection with the Transactions shall survive the Closing and shall remain, to the extent such privilege exists, in effect. In furtherance of the foregoing, each of the Parties hereto agrees that any privilege attaching as a result of the Firm representing the Company and/or the Seller in connection with the Transactions shall survive the Closing, remain in effect and be controlled solely by the Seller. As to any privileged attorney-client communications between the Firm and the Company or the Seller prior to the Closing (collectively, the “Privileged Communications”), Buyer and the Company, together with any of their respective Affiliates, successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action or claim against or involving any of the Parties hereto after the Closing. In addition, all correspondence, analyses, presentations, bids, offers, indications of interest, letters of intent, draft agreements, communications and other materials relating primarily to the evaluation, negotiation, structuring or consummation of the Transactions or any sale process conducted in connection therewith, including any negotiations or communications with, or disclosures made to, any prospective purchaser or bidder (collectively, the “Sale Process Materials”), whether created by or exchanged among the Seller, the Company, the Firm, shall be deemed the property of the Seller following the Closing, and Buyer shall not, and shall cause the Company not to, use or disclose any such Sale Process Materials in any action or claim against or involving the Seller or its Affiliates after the Closing.

(b) After the Closing, it is possible that the Firm will represent the Seller in connection with matters related to this Agreement or the Transaction Documents. Buyer and the Company hereby agree that the Firm (or any successor) may represent the Seller in the future in connection with matters related to this Agreement or the Transaction Documents and any claims that may be made hereunder or thereunder. The Firm (or any successor) may serve as counsel to the Seller in connection with any claim or obligation arising out of or relating to this Agreement, the Transaction Documents, or the Transactions and each of the Parties hereto hereby consents thereto and knowingly waives any conflict of interest arising therefrom. The Firm is an express third party beneficiary of this Section entitled to enforce this Section for its benefit.

(c) Notwithstanding the foregoing, in the event that a dispute arises between Buyer or the Company, on the one hand, and a third party (other than the Seller and any of its Affiliates), on the other hand, the Company may assert the attorney-client privilege against such third party to prevent disclosure of confidential communications by or with the Firm.

6.10. Terminated Employees. On the Closing Date, the Company shall have (i) terminated the employment of each employee of the Company who is set forth Schedule 6.10 (each, a “Terminated Employee”), (ii) provided each Terminated Employee with a separation agreement in a form reasonably satisfactory to Buyer providing for severance pay in the amount set forth for each such Terminated Employee on Schedule 6.10 (the aggregate of which is $454,710.61 (the “Severance Amounts”) in return for a release of claims (upon execution and the release becoming irrevocable, each a “Separation Agreement”), (iii) canceled all Company credit cards, corporate charge accounts or similar expense accounts provided or issued to, or used solely by, each Terminated Employee and pay in full all outstanding balances thereon, and (iv) provided Buyer with the account login information for each Company bank account and removed each Terminated Employee as an authorized user or signatory on each such account. Seller and its Affiliates shall be responsible for the payment of any and all severance (including the Severance Amounts), incentive compensation, bonus payments, retention payments, change of control or transaction bonus or similar payments, unused vacation, sick leave, and paid time off and including all payroll, unemployment, social security, employment or similar Taxes incurred in respect of or payable in connection therewith (including the Transaction Employment Taxes imposed on such amounts, computed as though all such payments were made as of the Closing Date) (collectively, the “Termination Payments”) to each Terminated Employee relating to his or her period of service prior to the Closing Date, and the Company shall pay to each Terminated Employee all such amounts within five (5) Business Days following the later of the date of the Terminated Employee’s termination of employment or the date the Terminated Employee’s separation agreement is fully executed and the release therein is irrevocable, unless such amounts are required by Law to be paid to the Terminated Employee before such date. Nothing contained in this Section 6.10 (whether express or implied) shall (i) create or confer any rights, remedies or claims upon any employee, director, officer, or individual service provider or any right of employment or engagement or continued employment or engagement or any particular term or condition of employment or engagement for any Person, (ii) be considered or deemed to establish, amend, or modify any Employee Benefit Plan or any other benefit or compensation plan, program, policy, agreement, arrangement, or contract, (iii) prohibit or limit the ability of Buyer or any of its Affiliates (including, following the Closing, the Company) to amend, modify or terminate any benefit or compensation plan, program, policy, agreement, arrangement, or contract at any time assumed, established, sponsored or maintained by any of them or (iv) confer any rights or benefits (including any third-party beneficiary rights) on any Person other than the parties to this Agreement.

6.11. WARN Act. Following the Closing, Buyer shall not, and shall cause the Company and its Affiliates not to, take any action with respect to employees of the Company that, when aggregated with any pre-Closing employment losses, terminations, reductions in hours, or other employment actions, would trigger any notice, payment, or other obligation of the Seller or any of its Affiliates under the WARN Act, or any similar state, local, or foreign Law.

6.12. Regulatory Cooperation.

(a) The Seller and its Affiliates shall reasonably cooperate with the Company and its Affiliates in connection with any post-Closing regulatory filings, applications, or proceedings required to surrender, maintain, transfer or reissue Regulatory Authorizations as reasonably requested by the Company.

(b) To the extent requested by the Company or required pursuant to Article V, following the Closing, the Seller and its Affiliates shall reasonably cooperate with the Company and its Affiliates, in connection with any audit, investigation, or enforcement proceeding initiated by the FCC, any State PUC, or any other governmental authority relating to the Company’s pre-Closing operations, including by providing documents, information, and witnesses as reasonably requested by the Company.

(c) Neither the Buyer nor the Company shall take any position in connection with any inquiry, audit, investigation, or enforcement proceeding initiated by the FCC, any State PUC, or any other governmental authority relating to the Company’s pre-Closing operations that Seller or its Affiliates is liable or otherwise at fault for any regulatory non-compliance of Company that occurred pre-Closing.

(d) Notwithstanding anything to the contrary, nothing in this Section 6.12, shall be construed or interpreted to limit Buyer’s rights under ARTICLE V, and neither the Buyer nor the Company shall be required to take any position that adversely affects any Buyer Indemnified Person’s rights under ARTICLE V.

6.13. Post Closing Cooperation. Following the Closing, Buyer shall cause the Company to provide Seller and its accountants with reasonable access, during normal business hours and upon reasonable advance notice, to the Company’s books, records and financial information relating to periods ending on or before the Closing Date, to the extent reasonably necessary for Seller and its accountants’ to prepare and file Tax Returns relating to such periods, comply with applicable financial reporting obligations, or otherwise satisfy legal, regulatory or reporting requirements relating to periods ending on or before the Closing Date.

ARTICLE VII
Definitions

For the purposes hereof, the following terms have the meanings set forth below:

“Accounting Principles” means, in the following order of priority (a) the specific accounting principles, policies, procedures, classifications, methodologies, practices, assumptions and adjustments set forth on Exhibit B; (b) to the extent not specifically addressed on Exhibit B, the accounting principles, policies, procedures, classifications, methodologies, practices, assumptions and adjustments historically used by the Company in preparing the Financial Statements to the extent consistent with GAAP; and (c) to the extent not specifically addressed in in clauses (a) or (b), GAAP as in effect as of the date hereof.

“Action” means any claim, action, demand, lawsuit, charge, complaint, citation, hearing, proceeding, litigation, audit, inquiry, or civil, criminal, administrative or regulatory investigation, whether at law or in equity, by or before any Governmental Entity.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Affiliated Group” means any affiliated group as defined in Section 1504 of the Code (or any corresponding or similar combined, consolidated or unitary group defined under state, local or non-U.S. Law).

“Agreed Net Realizable Value” has the meaning set forth on Exhibit B.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Anti-Corruption Laws” means all U.S. or non-U.S. Laws relating to the prohibition of corruption, bribery or money laundering, including the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, other legislation implementing the OECD Convention Combating Bribery of Foreign Officials, and any other similar applicable laws related to anti-bribery or anti-corruption.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 2.4.

“Business” has the meaning set forth in Recitals.

“Business Data” means any and all data (whether or not in a Database), including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other Persons), whether in electronic or any other form or medium, that is Processed by any of the Company Systems.

“Business Day” means each day which is not a day on which banking institutions in the city of New York, New York are authorized or obligated by Law or executive order to close.

“Business IP” has the meaning set forth in Section 2.16(b).

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Indemnified Persons” has the meaning set forth in Section 5.2(a).

“Cap” has the meaning set forth in Section 5.3(b).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Entity, or any other Law or executive order or executive memo (including the Payroll Tax Executive Order) intended to address the consequences of COVID-19.

“Cash” means, at any given time, without duplication, the actual cash balances of the Company, including checks, wires, transfers and drafts issued for the account of the Company but not yet cleared, and excluding (a) any Restricted Cash, (b) any bank overdrafts and (c) any outstanding checks, wires, transfers and drafts that have been issued by the Company but not yet cleared or drawn.

“CBA” has the meaning set forth in Section 2.12.

“Closing” has the meaning set forth in Section 1.2.

“Closing Cash” means the sum of all Cash as of immediately prior to the Closing.

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Date Payment” has the meaning set forth in Section 1.4(b).

“Closing Indebtedness” means the Indebtedness of the Company as of immediately prior to the Closing.

“Closing Net Working Capital” means Net Working Capital as of immediately prior to the Closing.

“Closing Statement” has the meaning set forth in Section 1.4(c)(i).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), each pension, retirement, equity or equity-based compensation, profit sharing, savings, deferred compensation, bonuses, commission, equity options, equity purchase, restricted equity or equity units, phantom equity, profits interests, equity appreciation, incentive, employee loan, employment, individual consulting, severance, retention, termination, change in control, health, welfare, disability, reimbursement, paid time off, sick pay, salary continuation, education fund, vacation pay, fringe benefit plan, program, policy, agreement or arrangement, and each other compensation or benefit plan, program, policy, agreement, or arrangement, in each case (a) that is sponsored or maintained by Seller or any of its Affiliates and provides (or may provide) benefits or compensation to any employee of the Company, (b) which is maintained, sponsored or contributed or required to be contributed to by the Company, (c) to which the Company is a party or in which the Company participates, or (d) under or with respect to which the Company has any Liability or obligation (including on account of an ERISA Affiliate).

“Company Disclosure Schedule” has the meaning set forth in ARTICLE II.

“Company IP” means any and all Intellectual Property owned or purported to be owned by the Company, including the Company Registered IP.

“Company Interests” has the meaning set forth in the recitals to this Agreement.

“Company Permits” has the meaning set forth in Section 2.9(b).

“Company Registered IP” shall have the meaning set forth in Section 2.16(a).

“Company Software” means all Software and other products included in the Company IP (including any of the foregoing currently in development) from which the Company has derived within the past five (5) years, is currently deriving or expects or plans to derive, revenue from the sale, license, maintenance or provision thereof, in each case directly or indirectly.

“Company Systems” means any and all information technology systems or components used by or on behalf of the Company (whether leased, licensed, outsourced or owned), including hardware, Software (including Company Software), Databases, and networking or communications systems or equipment.

“Competing Business” has the meaning set forth in Section 6.2(a).

“Confidential Information” has the meaning set forth in Section 6.2(d).

“Confidentiality Agreement” means the Non-Disclosure Agreement, dated as of February 13, 2026, by and between Buyer (or an Affiliate thereof) and the Company.

“Consulting Agreements” means that certain (a) Transition and Consulting Agreement, dated as of the date hereof, by and between Buyer or its Affiliate and Scott Foote, and (b) Transition and Consulting Agreement, dated as of the date hereof, by and between Buyer or its Affiliate and Peter Castle.

“Contract” means any written or oral agreement, contract, subcontract, lease, instrument, bond, mortgage, indenture, note, option, warranty, policy, license, sublicense, franchise, insurance policy or other commitment, arrangement, obligation or undertaking of any nature.

“COVID-19” means the disease caused by SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence, evolution, or mutation, thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19, including, but not limited to, the CARES Act.

“D&O Tail Policy” has the meaning set forth in Section 6.8.

“Data Security Requirements” means any and all of the following to the extent relating to Processing or otherwise relating to privacy, security, or security breach notification requirements and applicable to the Company, to the conduct of its Businesses, or to any of the Company Systems or any Business Data: (a) the Company’s own rules, policies, and procedures (including any internal or external-facing privacy policies); (b) all applicable Laws (including, as applicable, the General Data Protection Regulation (GDPR (EU) 2016/679) and the California Consumer Privacy Act); and (c) contracts into which the Company has entered or by which it is otherwise bound.

“Databases” means any and all (a) databases, data collections, data rights, and data repositories of any type and in any form (and all corresponding data and organizational or classification structures or information), and (b) related documentation, in each case ((a) and (b)), together with all rights therein.

“Deductible” has the meaning set forth in Section 5.3(a).

“Direct Claim” has the meaning set forth in Section 5.6.

“Direct Claim Disagreement Notice” has the meaning set forth in Section 5.6.

“Disputed Items” has the meaning set forth in Section 1.4(c)(ii).

“Employee Retention Credit” means the “employee retention credit” defined in Section 2301 of the CARES Act (as modified by the Consolidated Appropriations Act, 2021) and Section 3134 of the American Rescue Plan Act of 2021.

“Environmental Laws” means any applicable Law or Order relating to (a) pollution, public or worker health or safety, or the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

“Equity Equivalents” means: (a) any (i) shares, interests, participations or other equivalents (however designated) of capital stock of a corporation and (ii) any ownership interests in a Person other than a corporation, including membership interests, partnership interests, joint venture interests and beneficial interests; (b) any securities (including debt securities) directly or indirectly convertible into or exchangeable or exercisable for any securities of the type described in clause (a) above; (c) any rights, warrants or options to directly or indirectly subscribe for or to purchase any securities of the type described in clauses (a) or (b) above; (d) any stock appreciation rights, phantom share rights, other rights or Contracts the value of which is linked to the value of any securities or interests referred to in clauses (a) through (c) above or other similar rights; or (e) any securities (including debt securities) issued or issuable with respect to the securities or interests referred to in clauses (a) through (d) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Company, is (or at any relevant time has been or could be) considered a single employer under Section 414 of the Code.

“Escrow Agreement” means that certain Escrow Agreement, dated as of the date hereof, by and among the Escrow Agent, Buyer and the Seller.

“Escrow Agent” means Citibank, N.A..

“Estimated Purchase Price” has the meaning set forth in Section 1.4(a).

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to exports, reexports, transfers, and imports, including, without limitation, (a) U.S. Customs regulations (19 C.F.R. Parts 0-362), (b) the Export Administration Regulations (15 C.F.R. Parts 730-774), (c) the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), and (d) the OFAC regulations (31 C.F.R Parts 501-599).

“Families First Act” means the Families First Corona Virus Response Act of 2020, as amended, and any administrative or other guidance published with respect thereto by any Governmental Entity.

“FCC” means the U.S. Federal Communications Commission, including all of its bureaus and offices.

“Final Purchase Price” has the meaning set forth in Section 1.4(c)(iii).

“Financial Statements” has the meaning set forth in Section 2.6(a).

“Firm” has the meaning set forth in Section 6.9(a).

“FLSA” has the meaning set forth in Section 2.12(f).

“Fraud” means actual and intentional common law fraud, determined in accordance with the laws of the State of Delaware.

“Fundamental Representations” means the representations and warranties set forth in Section 2.1 (Organization and Qualification); Section 2.2 (Capitalization); Section 2.3 (Subsidiaries; No Minority Investments), Section 2.4 (Authorization Relative to Transaction Documents); clause (i) of Section 2.5(b) (Consents and Approvals); Section 2.13 (Brokers); Section 2.23 (Related Party Agreements); Section 2.20(a) and (c) (Personal Property); Section 3.1 (Organization); Section 3.2 (Authorization Relative to Transaction Documents); Section 3.4 (Title to Company Interests); and Section 3.6 (Brokers).

“GAAP” means the United States generally accepted accounting principles.

“General Indemnity Escrow Account” has the meaning set forth in Section 1.4(b)(iii).

“General Indemnity Escrow Amount” means $1,700,000.

“General Survival Date” has the meaning set forth in Section 5.1.

“Generative AI Tools” means generative artificial intelligence technology or similar tools capable of automatically producing various types of content (such as source code, text, audio, and synthetic data) based on user-supplied prompts.

“Governmental Entity” means any supranational, national, foreign, domestic, federal, territorial, state or local governmental entity, any quasi-Governmental Entity or entity, any court, tribunal, judicial or arbitral body (public or private), commission, board, bureau, agency or instrumentality, any regulatory, legislative, administrative, self-regulated or other non-governmental regulatory department, agency, authority or organization, or any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Substances” means any substance, material or waste listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import, or for which liability or standards of conduct may be imposed, under any Environmental Law, including petroleum or derivative substance, waste or additive, asbestos, polychlorinated biphenyls, noise, odor, mold, radiation and per- and polyfluoroalkyl substances.

“Income Tax Return” means any Tax Return in respect of Income Taxes.

“Income Taxes” means any Taxes imposed in respect of income or gross receipts and any franchise Taxes.

“Indebtedness” means, as of any time and with respect to any Person, without duplication, the aggregate amount of all liabilities and obligations of such Person and all amounts payable by such Person for the full retirement of (including any unpaid principal, premium, interest, expenses, penalties (prepayment, termination or otherwise), commitment and other fees and all other amounts payable in connection with the foregoing), and any and all (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments, (c) obligations under any interest rate, currency, commodity or other hedging, cap, swap, forward or option agreement, (d) obligations under any performance bond, banker’s acceptances or letters of credit, to the extent drawn, collateralized or required to be collateralized, (e) all obligations under finance leases required to be capitalized in accordance with GAAP, but excluding, for the avoidance of doubt, any operating lease liabilities recognized pursuant to ASC 842, (f) obligations for the deferred purchase price of property or businesses, conditional sale obligations and other similar obligations (but excluding Ordinary Course trade payables that are not overdue and do not involve the purchase of equipment, fixed assets or other capital items), including all obligations resulting from any holdback, earn-out, performance bonus or other contingent payment arrangement related to or arising out of any prior acquisition, business combination or similar transaction, (g) any earned or accrued but unpaid vacation, paid time off, paid sick leave, severance, separation, termination, bonuses, commissions, retention or incentive compensation, employer 401(k) or profit sharing contributions, or other similar payments (including, for the avoidance of doubt, the Termination Payments), owed or otherwise payable to or on behalf of any current or former employee, officer, director, independent contractor or other service provider of the Company, together with any payroll, unemployment, social security, employment or similar Taxes incurred in respect of or payable in connection therewith (including the Transaction Employment Taxes imposed on such amounts, computed as though all such payments were made as of the Closing Date), and any unfunded liabilities or any underfunding related to pension, deferred compensation, retirement, post-retirement, profit sharing, or similar liabilities (h) accrued amounts payable to, payments on behalf of, or reimbursements payable to, any Related Party, (i) amounts due and unpaid pursuant to the settlement of any Action, (j) accrued and unpaid Income Taxes attributable to the Pre-Closing Tax Periods, (k) all expenses relating to corporate allocations or disposed assets (VHCIT), (l) any amounts relating to retainers or recurring payments owed to professional services firms designated as non-operational by the Company, (m) any accrued but unpaid or unreimbursed employee advances or personal card obligations, excluding ordinary-course business credit card balances included in Net Working Capital, (n) any fees, expenses, penalties or similar costs associated with late payments under any Contract, (o) any actual, accrued and unpaid universal service charge payables attributable to periods ending on or before the Closing Date and remaining unpaid as of the Closing, (p) forty percent (40%) of deferred revenue based on cost to service, (q) forty percent (40%) of customer prepayments, based on cost to service, (r) any earned or accrued but unpaid upfront commissions or sales performance incentive funds and (s) obligations of the type referred to in clauses (a) through (r), the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise.

“Independent Auditor” has the meaning set forth in Section 1.4(c)(ii).

“Indemnified Person” has the meaning set forth in Section 5.2(b).

“Indemnified Regulatory Matters” means, collectively: (i) the matters, facts or circumstances disclosed on Section 2.25(a) and Section 2.25(d) of the Company Disclosure Schedule and (ii) the post-Closing surrender of any State PUC licenses held by the Company, including any related filings, agency communications, inquiries, proceedings, or other matters arising therefrom.

“Indemnifying Party” has the meaning set forth in Section 5.6.

“Insurance Policies” has the meaning set forth in Section 2.19.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) patents, patent applications, patent disclosures and any other similar rights to inventions (whether or not patentable or reduced to practice); (b) Marks; (c) domain names and social media accounts and all content therein; (d) copyrights, and all works of authorship (whether or not copyrightable), whether or not registered or published, and registrations for or applications to register the same, mask works and moral rights; (e) trade secrets and other proprietary and confidential information and data, including inventions (whether or not patentable or reduced to practice), invention disclosures, ideas, developments, improvements, designs, drawings, algorithms, methods, processes, techniques, formulae, research and development, compilations, compositions, manufacturing processes, production processes, devices, specifications, reports, analyses, data, data analytics, customer lists, supplier lists, mailing lists, pricing information, cost information, business plans, business proposals, marketing plans, and marketing proposals, and any other information that derives economic value from not being generally known (collectively, “Trade Secrets”); (f) Software and Databases; and (g) all other intellectual property or proprietary rights, including all rights to sue and collect damages for past, present and future infringement of and other violations of any of the foregoing. All references herein to “infringement” (or variations thereof) of Intellectual Property means infringement, misappropriation or other violations of, or unauthorized use of, Intellectual Property.

“Interim Financial Statements” has the meaning set forth in Section 2.6(a).

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” means, with respect to any Person, the actual knowledge of such Person after reasonable inquiry; provided, that the term “Knowledge of the Company” means the actual knowledge of Peter Castle, Scott Foote, Jonathon Newton and Jun Ma, in each case, after reasonable inquiry.

“Latest Balance Sheet Date” has the meaning set forth in Section 2.6(a).

“Law” means any federal, state, county, city, municipal, local, foreign or other governmental law (including common law), act, statute, administrative code, administrative interpretation, treaty, constitution, regulation, ordinance, rule, writ, injunction, ruling, Order, approval, concession, grant, franchise, directive, Permit, decision, guideline or other requirement of, or agreement with, a Governmental Entity.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company thereunder.

“Liability” means any liability, debt, claim, loss, damage, obligation, duty or responsibility (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), including any liability for Taxes or loss of Tax benefits.

“Lien” means all liens, pledges, charges, claims, security interests, purchase agreements, options, mortgages, deeds of trust, licenses, easements, rights-of-way, including utility rights-of-way, encumbrances, covenants, conditions, restrictions, servitudes, encroachments or other survey defects, title defects, rights of first refusal, rights of first offer, purchase options, voting trust agreements, automatic transfer, title defects, restrictions on transfer or other encumbrances of any nature whatsoever, whether consensual, statutory, inchoate or otherwise.

“Losses” means any loss, liability, action, claim, cause of action, cost, damage, Tax or expense (including interest, penalties, reasonable and documented out-of-pocket attorneys’, consultants’ and experts’ fees and expenses and all amounts paid in defense or settlement of any of the foregoing), but excluding punitive, exemplary, specialor consequential damages, except to the extent actually awarded in connection with a Third Party Claim (each, a “Loss”).

“Marks” means any and all trademarks, trade dress, trade names, corporate names, branding, domain names, social media handles and related account names, logos and other similar identifiers or indicia of source, together with all goodwill associated with the foregoing, and registrations for or applications to register the same.

“Material Adverse Effect” means any event, occurrence, fact, circumstance, condition or change that, individually or in the aggregate with all such other events, occurrences, facts, circumstances, conditions or changes, has had, or would reasonably be expected to have, a material adverse effect on (a) the business, results of operations, condition (financial or otherwise), liabilities or assets of the Company, taken as a whole, or (b) the ability of the Company or the Seller to consummate the Transactions on a timely basis; provided, however, that, for purposes of the preceding clause (a), no event, occurrence, fact, circumstance, condition or change arising out of or in connection with or resulting from any of the following shall be deemed, either alone or in combination, to constitute or contribute to a Material Adverse Effect:

(i) any regional, national or international economic, financial, social, political or capital markets changes, event, occurrence, state of facts or developments (including any change in the financial, banking or securities markets or in interest rates or trading prices of securities);

(ii) any conditions generally affecting the industries in which the Company operates;

(iii) any conditions caused by acts of terrorism or war (whether or not declared), armed hostilities, sabotage, cyberattack, military actions or escalations thereof (except to the extent any asset, real property (including any Leased Real Property) or location of the Company is directly impacted), or any calamity, natural disaster, force majeure event, pandemic, epidemic, public health event (including any worsening of the COVID-19 pandemic) or any similar crisis arising after the date of this Agreement;

(iv) any changes in applicable Law, regulations, GAAP or other applicable accounting standards or interpretations thereof;

(v) the execution, announcement or pendency of this Agreement or the Transactions (including the identity of Buyer or any communication by Buyer or any of its Affiliates regarding their plans or intentions with respect to the business of the Company) to the extent such execution, announcement or pendency is made in accordance with the terms of this Agreement;

(vi) any failure of the Company to meet any internal or published projections, forecasts, budgets or estimates of revenues, earnings or other financial or operating metrics; provided that the exception in this clause (vi) shall not prevent or otherwise affect a determination that any occurrence, fact, circumstance, condition, change or event underlying such failure has resulted in, or contributed to, a Material Adverse Effect; and

(vii) any action taken (or omitted to be taken) by the Company at the express written request of Buyer or any of its Affiliates.

provided, that any event, occurrence, fact, circumstance, condition, or change referred to in clauses (i), (ii), (iii), (iv) or (v) above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, circumstance, condition, or change has a disproportionate adverse effect on the Company, taken as a whole, compared to other similarly situated participants in the industries in which the Company conducts its business.

“Material Agent” has the meaning set forth in Section 2.10(a).

“Material Contracts” has the meaning set forth in Section 2.15(a).

“Material Customer” has the meaning set forth in Section 2.10(a).

“Material Vendor” has the meaning set forth in Section 2.10(a).

“Minimum Cash Amount” has the meaning set forth in Section 2.6(h).

“Net Working Capital” means, as of a particular date, the (a) current assets of the Company as of such date, minus (b) current liabilities of the Company as of such date, in each case, as determined on a consolidated basis in accordance with the Accounting Principles, an illustrative calculation of which is set forth on Exhibit C attached hereto. Notwithstanding the foregoing, Net Working Capital shall exclude items that are included in the calculations of Closing Cash (including any Restricted Cash and any other items expressly excluded from the definition thereof), Closing Indebtedness or Unpaid Seller Expenses, all Tax assets (including deferred Tax assets), and all Tax liabilities (including deferred Tax liabilities). For the avoidance of doubt, the Agreed Net Realizable Value of Specified A/R shall be included in the determination of Target Working Capital and Closing Net Working Capital.

“Net Working Capital Adjustment” means (a) the amount by which Closing Net Working Capital exceeds $280,000 (which shall be represented as a positive number), or (b) the amount by which Closing Net Working Capital is less than $(20,000) (which shall be represented as a negative number), as applicable, provided that notwithstanding the foregoing clauses (a) and (b), if the absolute value of (i) Closing Net Working Capital, minus (ii) the Target Working Capital is an amount that is equal to or less than $150,000, then the Net Working Capital Adjustment shall be deemed to be $0.

“Notice of Disagreement” has the meaning set forth in Section 1.4(c)(ii).

“Open Source Software” means any Software (including any source code components, applications, plug-ins or libraries) that is licensed pursuant to (a) any license that is a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses (or successor URL); or (b) distributed as “Open Source Software” or “freeware” or is otherwise distributed publicly or made generally available in source code form under terms that permit modification and redistribution of such software. Open Source Software includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, GNU Affero GPL, MIT license, Eclipse Public License, Mozilla License, CDDL, Common Public License, Netscape Public License, Apache License, BSD License, Artistic License, Server Side Public License or Sun Community Source License.

“Order” means any order, writ, judgment, injunction, decree, stipulation, directive, ruling, settlement, determination, decision, verdict or award, whether civil, criminal or administrative, in each case, that is entered, issued, made or rendered by any Governmental Entity.

“Ordinary Course” means the ordinary course of business of the Company, consistent with past custom and practice, including with respect to frequency and magnitude.

“Organizational Documents” means (a) with respect to any Person that is a corporation, its certificate of incorporation and bylaws, or comparable documents, (b) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company agreement, or comparable documents, (d) with respect to any Person that is a trust, its declaration of trust, or comparable documents and (e) with respect to any other Person that is not an individual, its comparable organizational documents, as well as, in each case, all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of such Person or relating to the rights, duties and obligations of the equityholders of such Person.

“Overpayment Amount” has the meaning set forth in Section 1.4(d)(ii).

“Party” has the meaning set forth in the preamble to this Agreement.

“Payment Schedule” has the meaning set forth in Section 1.6.

“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020 and including any administrative or other guidance published with respect thereto by any Governmental Entity (including IRS Notice 2020-65).

“Permits” means all permits, licenses, exemptions, franchises, approvals, authorizations, registrations, accreditations, consents, certificates and variances of any Governmental Entity and other similar permissions.

“Permitted Liens” means the following Liens: (a) Liens for Taxes that are not yet due or payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, to the extent required by GAAP; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law arising in the Ordinary Course which relate to obligations that are not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (c) Liens incurred or deposits made in the Ordinary Course in connection with workers’ compensation, unemployment insurance, social security, or other employee benefit or compensation matters; (d) except with respect to Intellectual Property, minor defects or imperfections of title, easements, covenants, conditions, rights-of-way, including utility rights-of-way, encroachments, servitudes, restrictions and other similar matters of record or that would be disclosed by a survey or physical inspection, in each case not, individually or in the aggregate, materially impairing the ordinary operation or conduct of the business of the Company or the use or occupancy of the Leased Real Property; (e) Liens that arise under building codes or zoning, land use, environmental and other similar Laws regulating the use or occupancy of the Leased Real Property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such Leased Real Property and which are not violated in any material respect by the current use or occupancy of such Leased Real Property or the operation of the business conducted thereon; (f) with respect to Intellectual Property, non-exclusive licenses granted by the Company to its customers and service providers in the Ordinary Course; and (g) such other imperfections of title, defects, Liens, encumbrances or irregularities that do not, individually or in the aggregate, materially impair the continued use or operation of the applicable property or asset in the operation of the Business as currently conducted.

“Person” means an individual, partnership, corporation, limited liability company, association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Entity or any department, agency or political subdivision thereof.

“Personal Information” means any and all data or information that identifies relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household, including data or information otherwise subject to a Privacy Requirement (including if it constitutes “personal information” or “personal data” or other equivalent term under applicable Privacy Requirements).

“Post-Closing Tax Period” means (a) any taxable period beginning after the Closing Date, and (b) with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means (a) any taxable period ending on or before the Closing Date, and (b) with respect to any Straddle Period, the portion of such Straddle Period through the end of the Closing Date.

“Pre-Closing Taxes” means (a) any and all Taxes (or the non-payment thereof) of or with respect to the Seller (or any equityholder of the Seller) for any taxable period, (b) any and all Taxes (or the non-payment thereof) of or with respect to the Company, or on or with respect to the assets and operations of the Company, for all Pre-Closing Tax Periods (including any and all Taxes required to be collected through withholding), (c) any and all Taxes (or the non-payment thereof) of any member of an Affiliated Group of which the Company (or any predecessor thereof) is or was a member on or before the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision or administrative rule of federal, state, local or non-U.S. Law), (d) any and all Taxes (or the non-payment thereof) of any Person imposed on Buyer, any Affiliate of Buyer, or the Company as a result of any express obligation to indemnify or otherwise assume or succeed to the Liability of any other Person, as a transferee or successor pursuant to any contract or applicable Law, which Taxes relate to an event or transaction occurring or relationship in existence on or prior to the Closing, (e) Seller’s share of Transfer Taxes pursuant to Section 6.1(e), (f) any Transaction Employment Taxes (or the non-payment thereof), including Transaction Employment Taxes required to be paid with respect to any Compensatory Seller Expenses, (g) any and all Taxes (or the non-payment thereof) attributable to or resulting from any breach by the Seller of the covenants contained in this Agreement (including, but not limited to, Section 6.1), and (h) any and all Taxes (or the non-payment thereof) attributable to any reduction, disallowance, or recapture (in whole or in part) of (i) any refund of Taxes (whether as a cash refund or a credit or offset against Taxes otherwise payable) that was received by the Company on or before the Closing Date, or (ii) any refund of Employee Retention Credit (whether as a cash refund or a credit or offset against Taxes otherwise payable) that was received by or applied for by the Company on or before the Closing Date, except to the extent resulting from any action taken by Buyer or its Affiliates after the Closing Date.

“Preliminary Closing Statement” has the meaning set forth in Section 1.4(a).

“Privacy Laws” means all Laws, rules, guidance, guidelines or standards, in each case as amended, consolidated, re-enacted or replaced from time to time, relating to the privacy, security, or Processing of Personal Information, data breach notification, website and mobile application privacy policies and practices, consumer protection, the Processing and security of payment card information, wiretapping, the interception of electronic communications, advertising or marketing, and email, text message, or telephone communications.

“Privileged Communications” has the meaning set forth in Section 6.9(a).

“Process” (or “Processing” or “Processes” or “Processed”) means the collection, use, storage, processing, recording, distribution, transfer, exchange, import, export, protection (including security measures), disposal, de-identification, sanitization, cleansing, sale or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Product-Related Software” means all Software used by or on behalf of the Company to operate, maintain, modify or support any Company Software, including Open Source Software and Third-Party Components.

“Prohibited Person” has the meaning set forth in Section 6.2(b).

“Protected Entities” has the meaning set forth in Section 6.2(b).

“Purchase Price” means an amount of cash equal to (a) $14,500,000, plus (b) the Net Working Capital Adjustment (which amount may be a negative number), plus (iii) the amount of Closing Cash, minus (c) the amount of Closing Indebtedness, minus (d) the amount of Unpaid Seller Expenses.

“Purchase Price Adjustment Escrow Account” has the meaning set forth in Section 1.4(b)(iii).

“Purchase Price Adjustment Escrow Amount” means cash in an amount equal to $400,000.

“Regulatory Indemnity Escrow Account” has the meaning set forth in Section 1.4(b)(iii).

“Regulatory Indemnity Escrow Amount” means $750,000.

“Related Parties” has the meaning set forth in Section 2.23.

“Related Party Agreement” has the meaning set forth in Section 2.23.

“Released Persons” has the meaning set forth in Section 6.5.

“Releasing Persons” has the meaning set forth in Section 6.5.

“Remaining Dispute Item” has the meaning set forth in Section 1.4(c)(ii).

“Responsible Party” has the meaning set forth in Section 5.5.

“Restricted Cash” means all cash of the Company that is not freely usable by the Company immediately following the Closing because it is subject to restrictions or limitations on use or distribution by Law, Contract or otherwise, including cash on deposit with third parties (other than with a bank in an account in the name of such Party), including security deposits with lessors or any escrowed cash.

“Restricted Marks” has the meaning set forth in Section 6.3.

“Restricted Parties” has the meaning set forth in Section 6.2(a).

“Restrictive Period” has the meaning set forth in Section 6.2(a).

“Retained Business” has the meaning set forth in the Recitals.

“Sale Process Materials” has the meaning set forth in Section 6.9(a).

“Sales Bookings” means the Company’s sales bookings, as tracked and reported by the Company in the ordinary course of business and in a manner consistent with the Company’s historical practices, including new customer bookings, upsells, expansions, renewals, extensions and other customer orders or commitments included by the Company in its sales bookings reporting for the applicable period. For the avoidance of doubt, Sales Bookings shall be calculated in a manner consistent with the methodology used by the Company in preparing the sales bookings information set forth on Section 2.6(g) of the Company Disclosure Schedule.

“Sanctioned Country” means a country or territory which is currently or has in the last five (5) years been the subject of or target of any Sanctions (at the time of this Agreement, Belarus, Cuba, Iran, North Korea, Russia, Sudan, Syria, Venezuela and the Crimea, Donetsk and Luhansk regions of Ukraine).

“Sanctioned Person” means a Person (a) listed on any Sanctions or Ex-Im Laws-related list of designated Persons maintained by a Governmental Entity, including OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s Sectoral Sanctions Identification List, the U.S. Department of Commerce’s Entity, Denied Persons, or Unverified List, the EU Consolidated List, the UN Security Council Consolidated List, or Her Majesty’s Treasury’s Consolidated List of Financial Targets, (b) 50% or greater owned or controlled, or otherwise controlled by, one or more Persons described in clause (a) above, or (c) located, organized, or resident in a Sanctioned Country.

“Sanctions” means any U.S. or non-U.S. Laws related to economic or trade sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom, or import controls, including those administered by the U.S. Customs and Border Protection.

“Security Incident” means any (a) accidental, unlawful or unauthorized access, use, loss, exfiltration, disclosure, alteration, destruction, encryption, compromise, or other Processing of Personal Information and/or confidential information; (b) accidental, unlawful or unauthorized occurrence or series of related occurrences on or conducted through the Company’s Systems that materially jeopardizes or materially impacts the confidentiality, integrity, or availability of the Company’s Systems or any Personal Information or confidential information stored or otherwise Processed therein; or (c) occurrence that constitutes a “data breach,” “security breach,” “personal data breach,” “security incident,” “cybersecurity incident,” or any similar term under any applicable Law requiring notification to any Governmental Entity or affected individual.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Affiliated Group” means any Affiliated Group the common parent of which is Seller.

“Seller Indemnified Persons” has the meaning set forth in Section 5.2(b).

“Seller Expenses” means, without duplication, the aggregate amount of all fees and expenses payable, incurred, reimbursable or accrued at or prior to the Closing (including amounts which become payable as a result of the occurrence of the Closing) by or on behalf of the Company in connection with the negotiation, preparation or execution of the Transaction Documents or any other documents or agreements contemplated by this Agreement or any documents or agreements negotiated or prepared in connection with alternative transactions to the transactions contemplated hereby, or the performance or consummation of the transactions contemplated hereby or thereby, including (a) any payments in respect of fees, expenses or disbursements of investment bankers, financial advisors, accountants, auditors, consultants, legal counsel or other professional advisor, (b) amounts payable, directly or indirectly, under or in connection with any sale, transaction, change in control bonuses or other similar payments or obligations that are owed to any Person (including for the avoidance of doubt such amount owed under the Transaction Award Agreement by and between Vaso Parent and Peter Castle dated May 4, 2026, as amended by that certain Amendment to Transaction Award Agreement dated July 10, 2026) or that vest, are or become payable, or will be triggered, either automatically or with the passage of time (including in combination with any termination of employment following the Closing), in whole or in part, as a result of or in connection with the execution of any Transaction Documents or the consummation of the Transactions, plus the employer portion of any payroll Taxes incurred in respect of such obligations (determined as though all such obligations were payable as of the Closing) (including payroll, social security, unemployment or similar Taxes in connection with the consummation of the Transactions, computed as though all such amounts were payable on the Closing Date) (all such amounts contemplated by this clause (b), the “Compensatory Seller Expenses”), (c) any management service fees, consulting fees or any other similar fees or amounts payable to the Seller or its Affiliates relating to the Transactions, and (d) fifty percent (50%) of all costs, fees or expenses incurred in connection with procuring the D&O Tail Policy.

“Separation Agreement” has the meaning set forth in Section 6.10.

“Severance Amounts” has the meaning set forth in Section 6.10.

“Software” means any and all (i) computer programs of any kind (and in any form, including source code, object code or executable code), including applications, mobile applications, web- or browser-based applications, interfaces, engines, tools, utilities, scripts, firmware, and software implementations of algorithms, models, and methodologies, and (ii) related documentation, in each case ((i) and (ii)), together with all rights therein.

“Specified A/R” means an amount equal to (without duplication) (a) all amounts that were invoiced by the Company or its Affiliates in respect of the Business at least one hundred and twenty (120) days prior to the Closing Date and remain outstanding and uncollected as of the Closing Date, plus (b) all amounts owed by Parallel Master or any of its Affiliates pursuant to invoices delivered by the Company or its Affiliates in respect of the Business as of the Closing Date (regardless of the date of such invoice).

“State PUC” has the meaning set forth in Section 2.25(a).

“Straddle Period” has the meaning set forth in Section 6.1(d).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Target Working Capital” means an amount equal to $130,000.

“Tax” means, whether disputed or not: (a) any U.S. federal, state, local or non-U.S. income, gross receipts, ad valorem, value added, franchise, profits, capital gain, windfall profits, value-added, goods and services, sales or use, transfer, harmonized, registration, excise, utility, environmental, communications, real or personal property, capital stock, deed, license, payroll, wage or other withholding, employment, unemployment, disability, social security (or similar), health insurance, premiums, government pension plan, severance, stamp, duty, occupation, escheat, abandoned or unclaimed property, alternative or add-on minimum, estimated, customs duties, levies, imposes, assessments, penalties, fines, charges and other taxes of any kind whatsoever, including any interest, penalties or additions thereto, (b) any Liability for or in respect of the payment of any amount of a type described in clause (a) of this definition as a result of having been a member of an Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto), including pursuant to Treasury Regulation Section 1.1502-8 (or any corresponding or similar provision or administrative rule of federal, state, local or non-U.S. Law), and (c) any Liability for or in respect of the payment of any amount described in clauses (a) or (b) of this definition as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the Liability of any other Person, as a transferee or successor, by contract or otherwise.

“Tax Claim” has the meaning set forth in Section 6.1(c).

“Tax Representations” has the meaning set forth in Section 5.1.

“Tax Return” means any return, declaration, report, claim for refund, estimate, information report, return statement or other document, including any schedule or attachment thereto and including any amendment thereof, filed or required to be filed in connection with the determination, assessment or collection of Taxes or the administration of any Laws, regulations or administrative requirements relating to Taxes.

“Terminated Employee” has the meaning set forth in Section 6.10.

“Termination Payments” has the meaning set forth in Section 6.10.

“Third Party” means any Person other than a Party to this Agreement.

“Third-Party Components” means, with respect to Company Software, all of the following that are not exclusively owned by the Company: (i) Software that is used in, incorporated into, combined with, linked with, distributed with, provided to any Person as a service in connection with, provided via a network as a service or application in connection with, or made available with, such Company Software, including any Software that is referenced or required to be present or available (including available via another machine connected directly or through a network) in such Company Software for such Company Software to properly function in accordance with its specifications, or Software from which any such Company Software inherits, links, or otherwise calls functionality (including libraries or other shared-source repositories), including Open Source Software, and (ii) Intellectual Property that are embodied in such Company Software.

“Trade Controls” has the meaning set forth in Section 2.24(a).

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Transaction Documents” means, collectively, this Agreement and all other agreements and instruments contemplated by or delivered in connection with this Agreement, including the Consulting Agreements, the Escrow Agreement, the Confirmatory Agreement, dated July 20, 2026, by and between Vaso Corp and Vaso Tech, the Confirmatory IP Assignment, dated July 30, by and between Netwolves Corporation and VasoTech, the Assignment of Intellectual Property, dated July 31, by and between VasoTech and the Company and all other certificates and instruments contemplated by this Agreement.

“Transaction Employment Taxes” means the employer portion of any and all employment, payroll, social security, unemployment, withholding or other similar Taxes incurred or payable as a result of any compensatory payments made pursuant to this Agreement or in connection with the transactions contemplated by this Agreement, including, but not limited to, payments made in connection with Indebtedness, Seller Expenses (including Compensatory Seller Expenses), and the settlement of any Equity Equivalents of the Company.

“Transfer Taxes” has the meaning set forth in Section 6.1(d).

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular section of the Treasury Regulations shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“Underpayment Amount” has the meaning set forth in Section 1.4(d)(i).

“Unpaid Employee Seller Expenses” has the meaning set forth in Section 1.4(b)(ii).

“Unpaid Seller Expenses” means those Seller Expenses which have not been paid as of immediately prior to the Closing.

“WARN Act” has the meaning set forth in Section 2.12.

“Wrong Pocket Asset” has the meaning set forth in Section 6.7(b).

“Wrong Pocket Liability” has the meaning set forth in Section 6.7(b).

ARTICLE VIII
Miscellaneous

8.1. Fees and Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all legal and other costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses, except as otherwise expressly set forth in this Agreement.

8.2. Press Release and Announcements. Without the prior written consent of the other Parties, no Party or its Affiliates shall issue any press release or any similar public statement or announcement with respect to this Agreement or the Transactions except as otherwise required by Law, including, for the avoidance of doubt, Seller’s obligation to file a Form 8-K with the Securities and Exchange Commission to report the transaction, in which case the Party required to publish such statement or announcement shall use reasonable efforts to provide the other Parties a reasonable opportunity to comment on such statement or announcement in advance of such publication. Notwithstanding the foregoing, (i) Buyer or its Affiliates may, without the prior written consent of the other Parties, issue a press release or make a public statement or announcement with respect to the entry of this Agreement and the consummation of the Transactions hereof, provided, that, such press release or public statement or announcement does not include the amount of consideration involved hereunder (or any other financial metric such as proceeds, rate of return or multiples of money) or the name of the Seller or its Affiliates (which, for the avoidance of doubt, shall not include the Company) unless otherwise consented to by the Seller, (ii) Buyer and its Affiliates may provide ordinary course communications regarding this Agreement and the Transactions to existing or prospective general and limited partners, equity holders, members, managers and investors of the Affiliates of such Person, in each case, who are subject to customary confidentiality restrictions and (iii) each Party may make such disclosures in an Action to the extent necessary in connection with the enforcement of any right or remedy relating to this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby.

8.3. Specific Performance. Each Party acknowledges that the Parties may be irreparably harmed and that there will not be an adequate remedy at law in the event that any of the covenants or agreements contained in this Agreement or any Transaction Document were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each of the Parties shall be entitled to seek equitable relief, without proof of actual damages, including an injunction or injunctions or Orders for specific performance to prevent or cure breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at Law or in equity as a remedy for any such breach or threatened breach. Each Party further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.3, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each party hereto further agrees that it will not oppose (and hereby waives any defense in any action for) the granting of an injunction, specific performance or other equitable relief as provided herein on the basis that (i) the other Parties have an adequate remedy at Law or (ii) an award of specific performance or other equitable remedy is not an appropriate remedy for any reason at Law, equity or otherwise.

8.4. Consent to Amendments; Waivers. This Agreement may only be amended, or any provision of this Agreement may only be waived upon the approval, in writing, executed by Buyer and the Seller. No course of dealing between or among the Parties hereto shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any such Party or such holder under or by reason of this Agreement.

8.5. Successors and Assigns. This Agreement and all covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the Parties hereto, shall bind and inure to the benefit of the respective successors and permitted assigns of the Parties hereto whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by the Seller, or assigned or delegated by the Company prior to the Closing, without the prior written consent of Buyer, and neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by Buyer without the prior written consent of the Seller; provided, that Buyer may assign this Agreement and its rights and obligations hereunder without such prior written consent to any of its Affiliates, any Person which provides financing to Buyer, the Company or any of their respective Affiliates, and any subsequent purchaser of Buyer, the Company or any of their respective Affiliates (whether by merger, consolidation, sale of stock, sale of assets or otherwise); provided, further, that no such assignment or delegation shall relieve Buyer of any of its obligations hereunder.

8.6. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable Law or rule in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.7. Counterparts. This Agreement may be executed in counterparts (including by means of facsimile or scanned and emailed signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement.

8.8. Descriptive Headings; Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole (including any Schedules and Exhibits hereto) and not to any particular provision of this Agreement, and all Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. The words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation.” The word “or” shall not be exclusive. The word “if” means “if and only if.” The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. All references to “dollars” or “$” will be deemed references to the lawful money of the United States of America. Any reference to a Person means such Person and its successors and permitted assigns. All references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified, and when calculating the period of time before which, within which or following which any action is to be taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. All references to a Contract, instrument or other document, including Organizational Documents, shall mean such Contract, instrument or other document as amended, supplemented and modified through the execution and delivery hereof to the extent permitted by the provisions thereof, unless the context otherwise requires or unless otherwise specified. Each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP.

8.9. Entire Agreement. This Agreement, together with the other Transaction Documents, the Confidentiality Agreement and the agreements and documents referred to herein, contain the entire agreement and understanding among the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way, including the Confidentiality Agreement; provided, that the Confidentiality Agreement shall be terminated in all respects and shall be of no further force or effect as of the Closing.

8.10. No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.

8.11. Schedules and Exhibits. The Schedules (including the Company Disclosure Schedule) and Exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The headings, if any, of the individual sections of the Company Disclosure Schedule are inserted for convenience only and will not be deemed to constitute a part thereof or a part of this Agreement.

8.12. Governing Law; Consent to Jurisdiction. This Agreement and all claims or causes of action arising from negotiation, execution, delivery or performance (or failure thereof) of this Agreement will be governed by, and construed in accordance with, the Law of the State of Delaware without regard to any Laws that would result in the application of the Laws of any other state. Each of the Parties and any Person asserting any rights or defenses under this Agreement hereby irrevocably consents and agrees that it shall bring any action, suit, or proceeding with respect to any matter arising out of or relating to this Agreement, any other Transaction Document or the Schedules, Exhibits and Annexes hereto and thereto and any certificate delivered in connection herewith or therewith, including the construction, validity, interpretation, negotiation and enforceability or the subject matter of any of those agreements in the Delaware Court of Chancery of the State of Delaware (or if subject matter jurisdiction is not proper in such court, then in the United States District Court for the District of Delaware). Each of the Parties and any Person asserting any rights or defenses under this Agreement hereby irrevocably accepts and submits, for itself and in respect of its properties, to the personal jurisdiction of such state and federal courts located in the State of Delaware with respect to any such action, suit, or proceeding. Each of the Parties and any Person asserting any rights or defenses under this Agreement hereby irrevocably consents to service of process in any such action, suit, or proceeding in any such court by the mailing of a copy of such process by registered or certified mail, postage prepaid, to such Person at the address specified in Section 8.12 for notices to such Person. Additionally, service of process may also be made in any other manner permitted by applicable Law. Each of the Parties and any Person asserting any rights or defenses under this Agreement hereby irrevocably and unconditionally waives any objection or defense that it may now or hereafter have to the laying of venue in any such action, suit, or proceeding in any federal or state court in the Delaware Court of Chancery of the State of Delaware (or if subject matter jurisdiction is not proper in such court, then in the United States District Court for the District of Delaware) and hereby irrevocably and unconditionally waives and agrees not to plead or claim that any such action, suit, or proceeding brought in such court has been brought in an inconvenient forum.

8.13. Waiver of Jury Trial. EACH OF THE PARTIES AND ANY PERSON ASSERTING ANY RIGHTS OR DEFENSES UNDER THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR THE SCHEDULES, EXHIBITS AND ANNEXES HERETO AND THERETO AND ANY CERTIFICATE DELIVERED IN CONNECTION HEREWITH OR THEREWITH, INCLUDING THE CONSTRUCTION, VALIDITY, INTERPRETATION, NEGOTIATION AND ENFORCEABILITY OR THE SUBJECT MATTER OF ANY OF THOSE AGREEMENTS HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR THE SCHEDULES, EXHIBITS AND ANNEXES HERETO OR THE SUBJECT MATTER OF ANY OF THOSE AGREEMENTS. EACH PARTY ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF SUCH PERSON AS A CONDITION TO THE EFFECTIVENESS OR ISSUANCE OF AN INJUNCTION OR OTHER EQUITABLE RELIEF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MIGHT BE FILED IN ANY COURT AND THAT MAY RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR THE SCHEDULES, EXHIBITS AND ANNEXES HERETO, INCLUDING ALL COMMON LAW AND STATUTORY CLAIMS. EACH OF THE PARTIES AND ANY PERSON ASSERTING ANY RIGHTS OR DEFENSES UNDER THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR THE SCHEDULES, EXHIBITS AND ANNEXES HERETO FURTHER ACKNOWLEDGES THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED, EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, MODIFICATIONS, SUPPLEMENTS, OR RESTATEMENTS OF THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR THE SCHEDULES, EXHIBITS AND ANNEXES HERETO. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

8.14. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient or when sent by facsimile or email upon electronic confirmation thereof (provided that any notice received by email or facsimile at the addressee’s location on any non-Business Day or any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), three (3) Business Days after being sent to recipient by U.S. First Class mail (postage prepaid), or one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to Buyer and the Seller at the addresses indicated below or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. All notices, demands and other communications hereunder may be given by any other means, but shall not be deemed to have been duly given unless and until it is actually received by the intended recipient.

If to the Seller:

Vaso Corporation

137 Commercial St., Unit 200

Plainview, NY 11803
Attn: Jun Ma, President and CEO

Email: jma@vasocorporation.com

with a copy (which shall not constitute notice to the Seller) to:

Barley Snyder LLP

126 E. King Street

Lancaster, Pennsylvania 17602

Attn: Kimberly J. Decker; Raymond A. Durkin, Jr.

Email: kdecker@barley.com; rdurkin@barley.com

If to Buyer:

COEO Solutions, LLC
c/o Riata Capital Group, LLC
4550 Travis Street
Dallas, Texas 75205
Attn: Blake Battaglia; Tom Belatti
Email: bbattaglia@riatacapital.com; tbellati@riatacapital.com with a copy to (which, in each case, shall not constitute notice to Buyer):

Benesch, Friedlander, Coplan & Aronoff LLP
1133 Avenue of Americas, 31st Floor
New York, New York 10036
Attn: Douglas DiMedio; Aan Amin

Email: ddimedio@beneschlaw.com; aamin@beneschlaw.com

8.15. No Strict Construction. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party hereto by virtue of the authorship of any of the provisions of this Agreement.

8.16. Non-Recourse. (a) This Agreement may only be enforced against, and any claim or cause of action for a breach or violation of this Agreement may only be brought against, the Parties, and then only with respect to the specific obligations set forth herein or therein with respect to such Person and (b) no Affiliates of any Party nor any of its or their respective equityholders, directors, officer, employees, representatives, agents, managers or partners shall have any liability (whether in contract, tort, equity or otherwise) for a breach or violation of this Agreement or for any claim for a breach or violation hereof, or otherwise in connection with the transactions contemplated hereby. For the avoidance of doubt, nothing in this Agreement shall limit or impair any Person’s rights or remedies, or be deemed to be a waiver of any claims, in respect of Fraud.

* * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Equity Interest Purchase Agreement on the date first written above.

COEO SOLUTIONS, LLC

By:	/s/ Frank Ruffolo
	Name:	Frank Ruffolo
	Title:	Chief Executive Officer

NETWOLVES NETWORK SERVICES LLC

By:	/s/ Peter Castle
	Name:	Peter Castle
	Title:	President

VASO CORPORATION

By:	/s/ Jun Ma
	Name:	Jun Ma
	Title:	President and CEO

VASOTECHNOLOGY, INC.

By:	/s/ Jun Ma
	Name:	Jun Ma
	Title:	President